UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Hovnanian Enterprises, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT 2025 HOVNANIAN ENTERPRISES, INC. 90 Matawan Road, Fifth Floor, Matawan, N.J. 07747 Tel: (732) 747-7800

PROXY STATEMENT

2025

THANK YOU for 2024

YOU ARE CORDIALLY INVITED TO ATTEND The 2025 ANNUAL MEETING of SHAREHOLDERS

WHICH WILL BE HELD ON Thursday, March 27, 2025 at 9:00AM ET AT THE OFFICES OF Bilzin Sumberg Baena Price & Axelrod LLP 1450 BRICKELL AVENUE, 23RD FL, MIAMI, FL 33131

DEAR SHAREHOLDER:

February 7, 2025	In accordance with the Securities and Exchange Commission’s rule allowing companies to furnish proxy materials to their shareholders over the Internet, the Company is primarily furnishing proxy materials to our shareholders of Class A Common Stock and registered shareholders of Class B Common Stock over the Internet, rather than mailing paper copies of the materials (including our Annual Report to Shareholders for fiscal 2024) to those shareholders. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet, by telephone or by mail. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. A request for a paper copy must be made by March 13, 2025 in order to facilitate a timely delivery.

We anticipate that the Notice will first be mailed to our shareholders on or about February 7, 2025. All shareholders of record of Class B Common Stock who hold in nominee name have been sent a full set of proxy materials, including a proxy card.

Attached to this letter are a Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

It is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date and return the enclosed proxy card or, if applicable, register your vote via the Internet or by telephone according to the instructions on the proxy card. If you attend the meeting, you may still choose to vote your shares personally even though you have previously designated a proxy.

We sincerely hope you will be able to attend and participate in the Company’s 2025 Annual Meeting of Shareholders. We welcome the opportunity to meet with many of you and give you a firsthand report on the progress of your Company.

Sincerely yours,

Ara K. Hovnanian

Chairman of the Board

PROXY VOTING METHODS

If at the close of business on January 28, 2025, you were a shareholder of record or held shares through a broker or bank, you may vote your shares as described below or you may vote in person at the Annual Meeting of Shareholders.

To reduce our administrative and postage costs, we would appreciate if shareholders of Class A Common Stock and registered shareholders of Class B Common Stock would please vote over the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 17 of the Proxy Statement. If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on March 26, 2025 to be counted unless otherwise noted below.

Your Vote is Important — Thank You for Voting

TO VOTE BY PROXY:

Shareholders of Class A Common Stock
& Shareholders of Class B Common Stock:

BY INTERNET

Go to the website at www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

You will need the 16-digit Control Number included on your Notice to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

You will need the 16-digit Control Number included on your Notice in order to vote by telephone.

BY MAIL

Request a proxy card from us by following the instructions on your Notice.

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

Mailed proxy cards must be received no later than March 26, 2025 to be counted for the 2025 Annual Meeting of Shareholders.

Additional Information

for Shareholders of Class B

Common Stock Held in

Nominee Name:

Shares of Class B Common Stock held in nominee name will be entitled to ten votes per share only if the beneficial owner voting instruction card and the nominee proxy card relating to such shares are properly completed, mailed and received not less than three nor more than 20 business days prior to March 27, 2025.

HOVNANIAN ENTERPRISES, INC. NOTICE of ANNUAL MEETING of SHAREHOLDERS

NOTICE IS HEREBY GIVEN

That the Annual Meeting of Shareholders of Hovnanian
Enterprises, Inc. will be held on Thursday, March 27, 2025, at the offices of Bilzin Sumberg Baena Price & Axelrod LLP, 1450 Brickell
Avenue, 23rd Floor, Miami, FL 33131 at 9:00 a.m., Eastern Time

FOR THE FOLLOWING MATTERS:

01	02

The election of the directors named herein of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors may be elected and qualified;	The ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, to examine the financial statements of the Company for the year ending October 31, 2025;

03	04

The approval of the compensation of the Company’s named executive officers in a non-binding, advisory vote; and	The transaction of such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 3.

Only shareholders of record at the close of business on January 28, 2025 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Accompanying this Notice is a proxy statement, proxy card(s) and the Company’s Annual Report for the fiscal year ended October 31, 2024.

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Shares of Class B Common Stock held in nominee name will be entitled to ten votes per share only if the beneficial owner voting instruction card and the nominee proxy card relating to such shares are properly completed, mailed and received not less than three nor more than 20 business days prior to March 27, 2025. These voting procedures are described on pages 6 and 7 and on the proxy card.

All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy card and return it promptly, or, if applicable, to register their vote via the Internet or by telephone according to the instructions on pages 6 and 7 and on the proxy card.

By order of the Board of Directors,

ELIZABETH D. TICE

Secretary

February 7, 2025

TO NOTE

If you are a shareholder of record and you plan to attend the Annual Meeting of Shareholders, please mark the appropriate box on your proxy card or, if applicable, so indicate when designating a proxy via the Internet or by telephone. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notice to our principal executive offices at Hovnanian Enterprises, Inc., 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747, Attention: Elizabeth D. Tice, Secretary, and enclose evidence of your ownership (such as a letter from the bank, broker or other intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. In order to be admitted to the Annual Meeting of Shareholders, you will need a form of personal identification (such as a driver’s license) along with your Notice, proxy card or proof of Common Stock ownership. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting of Shareholders, you must present proof of your ownership of our Common Stock, such as a bank or brokerage account statement. In addition, no cameras, recording equipment, electronic devices (including phones), large bags, briefcases or packages will be permitted at the Annual Meeting of Shareholders; any such items will be required to be checked in prior to being admitted to the Annual Meeting of Shareholders. If you do not plan to attend the Annual Meeting of Shareholders, please designate a proxy by mail or, if applicable, via the Internet or by telephone. If you choose to vote by mail, please complete, sign and date the enclosed proxy card(s) and return it promptly so that your shares will be voted. If you have received a hard copy of the proxy materials, the enclosed envelope requires no postage if mailed in the United States.

	16	General
	20	Voting Rights & Security Ownership of Certain Beneficial Owners & Management
PROPOSAL I	24	Election of Directors
	38	Meetings of The Board of Directors & Committees of The Board of Directors
PROPOSAL II	44	Ratification of the Selection of an Independent Registered Public Accounting Firm
PROPOSAL III	46	Advisory Vote on Executive Compensation
	52	The Compensation Committee
COMPENSATION DISCUSSION & ANALYSIS	58
	59	Executive Summary
	72	Compensation Philosophy & Objectives
	80	Fiscal 2024 Compensation Elements & Compensation Mix
	83	Details of Compensation Elements

	104	Actions for Fiscal 2025
	105	Tax Deductibility & Accounting Implications
	106	Policy & Practices on Granting Equity Awards
	107	Stock Ownership Guidelines & Delayed Delivery Periods
EXECUTIVE COMPENSATION	110
	110	Summary Compensation Table
	114	Grants Of Plan-Based Awards in Fiscal 2024
	116	Outstanding Equity Awards at Fiscal 2024 Year-End
	122	Option Exercises & Stock Vested in Fiscal 2024
	124	Nonqualified Deferred Compensation for Fiscal 2024
	128	Potential Payments Upon Termination or Change-In-Control
	134	Pay Ratio Disclosure
	136	Pay Versus Performance
	141	Non-Employee Director Compensation

144	The Audit Committee
147	The Audit Committee Report
149	Fees Paid to Principal Accountant
150	Principal Accountant Independence
150	Corporate Governance
152	Board Oversight of Risk Management
154	Environmental, Social & Governance (ESG) Practices
160	Leadership Structure
160	Certain Relationships & Related Transactions
164	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 27, 2025
165	General
167	Shareholder Proposals for the 2026 Annual Meeting

GENERAL

PROXY STATEMENT

GENERAL

HOVNANIAN ENTERPRISES, INC. 90 Matawan Road, Fifth Floor, Matawan, N.J. 07747

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Hovnanian Enterprises, Inc. (the “Company”, “we”, “us” or “our”) for use at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) referred to in the foregoing Notice and at any adjournment thereof.

Shares represented by properly executed proxies that are received or executed in time and not revoked will be voted in accordance with the specifications provided thereon. If no specifications are made in an executed proxy, the persons named in the accompanying proxy card(s) will vote the shares represented by such proxies (1) for the Board of Directors’ slate of directors, (2) for the ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, to examine the financial statements of the Company for the fiscal year ending October 31, 2025, (3) for the approval, in a non-binding, advisory vote, of the compensation of the Company’s named executive officers, and (4) on any other matters as recommended by the Board of Directors, unless contrary instructions are given.

Any person may revoke a previously designated proxy before it is exercised. If you voted by Internet, telephone or mail and are a shareholder of record, you may change your vote and revoke your proxy by (1) delivering written notice of revocation to Elizabeth Tice, Secretary, Hovnanian Enterprises, Inc., 90 Matawan Road, Fifth Floor, Matawan, N.J. 07747, provided such notice of revocation is received no later than March 26, 2025, (2) voting again by Internet or telephone at a later time before the closing of voting facilities at 11:59 p.m. (Eastern Time) on March 26, 2025, (3) submitting a properly signed proxy card with a later date that is received no later than March 27, 2025 prior to voting at the meeting or (4) revoking your proxy and voting in person at the 2025 Annual Meeting. If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the 2025 Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the applicable shares. Please note that attendance at the 2025 Annual Meeting will not by itself revoke a proxy.

We will bear the costs of soliciting proxies from the holders of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”). We are initially soliciting these proxies by mail and electronic mail, but solicitation may be made by our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

VOTING RIGHTS
& SECURITY OWNERSHIP
of CERTAIN BENEFICIAL
OWNERS & MANAGEMENT

The Board of Directors has set January 28, 2025 as the record date for the 2025 Annual Meeting. As of the close of business on the record date, the outstanding voting securities of the Company consisted of 5,195,297 shares of Class A Common Stock, each share entitling the holder thereof to one vote, and 729,354 shares of Class B Common Stock, each share entitling the holder thereof to ten votes if certification of specified ownership criteria have been timely met. Other than as set forth in the table below, there are no persons known to the Company to be the beneficial owners of shares representing more than 5% of either the Company’s Class A Common Stock or Class B Common Stock, which represent the classes of the Company’s voting stock.

The following table sets forth, as of January 28, 2025, (1) the Class A Common Stock and Class B Common Stock of the Company beneficially owned by holders of more than 5% of either the Class A Common Stock or the Class B Common Stock of the Company and (2) the Class A Common Stock, Class B Common Stock and Depositary Shares of the Company beneficially owned by each Director, each nominee for Director, each executive officer named in the tables set forth under “Executive Compensation” beginning on page 110 (the “named executive officers”) and all Directors and executive officers as a group. Currently none of the Directors and executive officers own any shares of 7.625% Series A Preferred Stock.

	Class A Common Stock (1)		Class B Common Stock (1)

	Amount and Nature of Beneficial Ownership	Percent of Class (2)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Directors, Nominees for Director, Named Executive Officers & Directors and Executive Officers as a Group

Ara K. Hovnanian (3)	25,203	0.49%	142,026	18.22%
Alexander A. Hovnanian (4)	14,830	0.29%	97,009	13.24%
Robert B. Coutts	31,117	0.60%	—	—
Miriam Hernandez-Kakol	—	—	—	—
Edward A. Kangas	5,116	0.10%	—	—
Joseph A. Marengi	22,535	0.43%	—	—
Brad G. O’Connor	14,947	0.29%	—	—
Vincent Pagano Jr.	19,414	0.37%	—	—
Robin Stone Sellers	13,350	0.26%	—	—
J. Larry Sorsby (5)	106,540	2.03%	—	—
Michael P. Wyatt	5,772	0.11%	—	—
All Directors and executive officers as a group (11 persons)	438,261	8.34%	732,982	93.62%

Holders of More Than 5%

Kevork S. Hovnanian Family Limited Partnership (6)	—	—	193,353	26.51%
Hovnanian Family 2012 L.L.C. (7)	1	0.00%	126,407	17.33%
Trusts for Kevork S. Hovnanian’s Family (8)	179,436	3.45%	174,187	23.88%
BlackRock, Inc. (9)	469,480	9.04%	—	—
The Vanguard Group (10)	331,451	6.38%	—	—

(1)
The figures in the table with respect to Class A Common Stock do not include the shares of Class B Common Stock beneficially owned by the specified persons. Shares of Class B Common Stock are convertible at any time on a share-for-share basis to Class A Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), which generally attribute ownership to persons who have or share voting or investment power with respect to the relevant securities. Shares of Common Stock that may be acquired within 60 days upon exercise of outstanding stock options are deemed to be beneficially owned. Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Except as indicated in these footnotes, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all securities shown as beneficially owned by them. Shares of Class A Common Stock subject to options currently exercisable or exercisable within 60 days of January 28, 2025, whether or not in-the-money, include the following: B. O’Connor (6,500), V. Pagano (2,014), J. Sorsby (50,000), M. Wyatt (2,250) and all Directors and executive officers as a group (60,764). Shares of Class B Common Stock subject to options currently exercisable or exercisable within 60 days of January 28, 2025, whether or not in-the-money, include the following: Ara Hovnanian (50,000), Alexander Hovnanian (3,600) and all Directors and executive officers as a group (53,600).

On July 29, 2008, the Company’s Board of Directors declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Class A Common Stock and Class B Common Stock (which ratio of rights to shares is subject to adjustment in accordance with the Company’s Rights Agreement with Computershare Trust Company, N.A. (as amended, the “Amended Stockholder Rights Plan”)). The dividend was paid to stockholders of record on August 15, 2008. Subject to the terms, provisions and conditions of the Company’s Amended Stockholder Rights Plan, if the Preferred Stock Purchase Rights become exercisable, each Preferred Stock Purchase Right would initially represent the right to purchase from the Company 1/10,000th of a share of Series B Junior Preferred Stock for a per share purchase price as specified in the Amended Stockholder Rights Plan. However, prior to exercise, a Preferred Stock Purchase Right does not give its holder any rights as a stockholder, including without limitation, any dividend, voting or liquidation rights.

(2)
Based upon the number of shares outstanding plus options currently exercisable or exercisable within 60 days of January 28, 2025, held by the applicable Director, nominee for Director, named executive officer, group or other holder.

(3)
Includes 11,645 shares of Class A Common Stock and 10,976 shares of Class B Common Stock held in family-related trusts as to which Ara Hovnanian has shared voting power and shared investment power and 668 shares of Class A Common Stock and 812 shares of Class B Common Stock held by Mr. Hovnanian’s wife.

(4)
Includes 14,272 shares of Class A Common Stock and 82,404 shares of Class B Common Stock held by trusts for the benefit of Ara Hovnanian’s family members, and over which Mr. Alexander Hovnanian is the investment trustee with dispositive power and voting power. The business address of the trusts is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(5)
Includes 4,056 shares of Class A Common Stock held through a grantor retained annuity trust, of which Mr. Sorsby’s wife is the trustee, and 3,200 shares of Class A Common Stock held through a revocable trust, of which Mr. Sorsby and his wife are trustees.

(6)
Represents 193,353 shares of Class B Common Stock held by the Kevork S. Hovnanian Family Limited Partnership, a Connecticut limited partnership (the “Limited Partnership”). Ara Hovnanian is the managing general partner of the Limited Partnership, and accordingly, the shares held by the Limited Partnership are included in “All Directors and executive officers as a group,” but such shares are not also included in Mr. Hovnanian’s separate figure of beneficial ownership. The business address of the Family Limited Partnership is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(7)
Represents 1 share of Class A Common Stock and 126,407 shares of Class B Common Stock held by the Hovnanian Family 2012 L.L.C. (the “2012 LLC”). Ara Hovnanian is the special purpose manager with respect to investments in the Company, and accordingly, the shares held by the 2012 LLC are included in “All Directors and executive officers as a group,” but such shares are not also included in Mr. Hovnanian’s separate figure of beneficial ownership. The business address of the 2012 LLC is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(8)
Represents 179,436 shares of Class A Common Stock and 174,187 shares of Class B Common Stock held by the various trusts for the benefit of members of the family of Kevork S. Hovnanian. Ara Hovnanian is the special purpose trustee with respect to investments in the Company and, accordingly, the shares held by these trusts are included in “All Directors and executive officers as a group,” but such shares are not also included in Mr. Hovnanian’s separate figure of beneficial ownership. The business address of the trusts is 90 Matawan Road, Fifth Floor, Matawan, New Jersey 07747.

(9)
Information shown is based on information reported by the filer on Schedule 13G/A filed with the SEC on February 5, 2025, in which BlackRock, Inc. reported sole dispositive power over 469,480 shares of Class A Common Stock and sole voting power over 459,992 shares of Class A Common Stock (the percentage of Class A Common Stock is based on 5,195,297 shares of Class A Common Stock outstanding on January 28, 2025, the record date). The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. This ownership is permitted under Article Eighth of the Restated Certificate of Incorporation and under the Rights Agreement, dated as of August 14, 2008, as amended by Amendment No. 1 to the Rights Agreement, effective January 11, 2018, by Amendment No. 2 to the Rights Agreement, effective January 18, 2021, and Amendment No. 3 to the Rights Agreement, effective January 11, 2024, between Hovnanian Enterprises, Inc. and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent.

(10)
Information shown is based on information reported by the filer on Schedule 13G filed with the SEC on November 12, 2024, in which The Vanguard Group reported sole dispositive power over 323,154 shares of Class A Common Stock, shared dispositive power over 8,297 shares of Class A Common Stock, sole voting power over 0 shares of Class A Common Stock and shared voting power of 3,925 shares of Class A Common Stock (the percentage of Class  A Common Stock is based on 5,195,297 shares of Class A Common Stock outstanding on January 28, 2025, the record date). The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This ownership is permitted under Article Eighth of the Restated Certificate of Incorporation and under the Rights Agreement, dated as of August 14, 2008, as amended by Amendment No. 1 to the Rights Agreement, effective January 11, 2018, by Amendment No. 2 to the Rights Agreement, effective January 18, 2021, and Amendment No. 3 to the Rights Agreement, effective January 11, 2024, between Hovnanian Enterprises, Inc. and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended October 31, 2024, its officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSAL I

—Election of Directors

ELECTION of DIRECTORS

The Company’s Amended and Restated By-laws (the “Restated By-laws”) provide that the Board of Directors shall consist of up to eleven Directors who shall be elected annually by the shareholders. The Company’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) requires that, at any time when any shares of Class B Common Stock are outstanding, one-third of the Directors shall be independent, as defined therein.

The Board of Directors has determined that a Board of Directors consisting of the eight nominees listed below is the best composition in order to satisfy both the independence requirements of the Restated Certificate of Incorporation as well as the rules of the New York Stock Exchange (the “NYSE”). The Board of Directors has also determined that Mr. Coutts, Ms. Hernandez-Kakol, Mr. Kangas, Mr. Marengi, Mr. Pagano and Ms. Sellers are independent as defined under the Restated Certificate of Incorporation and the NYSE rules. The Restated Certificate of Incorporation may be found on the Company’s website at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights.”

The following individuals have been recommended to the Board of Directors by the Corporate Governance and Nominating Committee and approved by the Board of Directors to serve as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

In the event that any of the nominees for Director should become unavailable to serve as a Director, it is intended that the shares represented by proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a Director. Proxies cannot be voted for a greater number of persons than the number of nominees shown below.

BOARD of DIRECTORS

Name	Age	Company Affiliation	Year First Became a Director

Ara K. Hovnanian	67	President, Chief Executive Officer, Chairman of the Board & Director	1981
Robert B. Coutts	74	Independent Director	2006
Miriam Hernandez-Kakol	71	Independent Director	2022
Edward A. Kangas	80	Lead Independent Director	2002
Joseph A. Marengi	71	Independent Director	2006
Vincent Pagano Jr.	74	Independent Director	2013
Robin Stone Sellers	72	Independent Director	2018
J. Larry Sorsby	69	Director	1997

COMPOSITION

The Board of Directors seeks to ensure that the Board of Directors is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. As discussed below under “Corporate Governance and Nominating Committee” beginning on page 40, a slate of Directors to be nominated for election at the annual shareholders’ meeting each year is approved by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee. In the case of a vacancy on the Board of Directors (other than one resulting from removal by shareholders), the Corporate Governance and Nominating Committee will identify individuals believed to be qualified candidates to serve on the Board of Directors and shall review the candidates who have met those qualifications with the Company’s Chairman, who will determine if the candidate is eligible for recommendation by the Corporate Governance and Nominating Committee to the full Board of Directors. If recommended, the Board of Directors will then approve a director nominee to fill the vacancy on the Board of Directors.

COMPOSITION

In identifying candidates for Director, the Corporate Governance and Nominating Committee, the Chairman and the Board of Directors take into account (1) the comments and recommendations of members of the Board of Directors regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new board members that may be identified in connection with the self-assessments described below under “Corporate Governance and Nominating Committee” beginning on page 40, (2) the requisite expertise and diverse backgrounds of the Board of Directors’ overall membership composition, (3) the independence of non-employee Directors and possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors such bodies and persons consider appropriate. Although the Company has no formal policy regarding diversity, the Corporate Governance and Nominating Committee and the Board of Directors include diversity as one of several criteria that they consider in connection with selecting candidates for the Board of Directors. The Board of Directors seeks to ensure that it is composed of members whose background, expertise, qualifications, attributes and skills, when taken together, allow the Board of Directors to satisfy its oversight responsibilities effectively. Our current Board of Directors includes two individuals who identify as female and one who identifies as a racial minority.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Corporate Governance and Nominating Committee and the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies set forth below on pages 33 to 37. In particular, the Corporate Governance and Nominating Committee and the Board of Directors considered, with regard to:

COMPOSITION

Mr. Coutts, his strong background in the manufacturing sector and technology and program experience, believing that his experience with a large multinational corporation engaged in the manufacture of complicated products and experience managing significant Defense and National Interest cyber and systems programs is invaluable in evaluating the multiple integrated processes in the homebuilding business and also valuable in performance management and other aspects of the Company’s operations;

Ms. Hernandez-Kakol, her significant experience, expertise and background in growing enterprises and executing strategy and her broad perspective brought by her track record of successfully bringing new solutions to market to drive growth;

Mr. Kangas, his significant experience, expertise and background in accounting matters, including the broad perspective brought by his experience in advising clients in many diverse industries;

Mr. Marengi, his strong background in the technology sector, because new technologies and their cost and benefit analyses and vigilance in the areas of cybersecurity and data protection are important to the Company;

Mr. Pagano, his significant experience, expertise and background in legal and capital markets matters, including the broad perspective brought by his experience in advising clients in the homebuilding industry and many other diverse industries;

Ms. Sellers, her strong background in the real estate and home sales industries and her broad perspective brought by experience in advising clients in real estate and other industries and her experience managing and advising worldwide residential marketing and sales businesses;

Mr. Hovnanian, our Chief Executive Officer and Chairman of the Board, his more than forty-five years of experience with the Company; and

Mr. Sorsby, our former Chief Financial Officer, his more than thirty-five years of experience with the Company.

Board of Directors’ Experience Matrix	Ara K. Hovnanian**	Robert B. Coutts	Miriam Hernandez-Kakol	Edward A. Kangas*	Joseph A. Marengi	Vincent Pagano Jr.	Robin Stone Sellers	J. Larry Sorsby**

Enterprise Leadership Experience as a senior executive of a large commercial organization.	✓	✓	✓	✓	✓	✓	✓	✓
Homebuilding/Real Estate Professional experience in acquiring, managing or selling of residential real estate.	✓					✓	✓	✓
Financial Professional experience in preparing, auditing or evaluating financial statements or in the management of commercial investments.	✓	✓	✓	✓	✓	✓	✓	✓
Technology/Cybersecurity Experience in the management of technology applications and/or cybersecurity risk.		✓	✓		✓
Public Company Experience serving as a director of another public company.		✓		✓	✓	✓
Risk Management Experience with the implementation of strategic risk plans and/or the management of the associated risks.	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Experience in attracting, developing and retaining of talent and/or succession planning.	✓	✓	✓	✓	✓	✓	✓	✓
Sales & Marketing Experience in the operation and management of sales and marketing strategies, branding and consumer trends.	✓		✓	✓	✓		✓	✓
Corporate Governance Experience in corporate governance for a public company.	✓	✓		✓	✓	✓		✓

*Lead Independent Director **Non-Independent Director

BOARD of DIRECTORS

NOMINEES’ BIOGRAPHIES

ARA K. HOVNANIAN

President, Chief Executive Officer, Chairman of the Board & Director

Mr. Hovnanian has been Chief Executive Officer since July 1997 after being appointed President in 1988 and Executive Vice President in 1983. Mr. Hovnanian joined the Company in 1979, has been a Director of the Company since 1981 and was Vice Chairman from 1998 through November 2009. In November 2009, he was elected Chairman of the Board following the death of Kevork S. Hovnanian, the chairman and founder of the Company and the father of Mr. Hovnanian. Mr. Hovnanian is Chairman of the Company’s Strategy Committee.

NOMINEES’ BIOGRAPHIES

ROBERT B.
COUTTS

Independent Director

Mr. Coutts retired from the position of Executive Vice President of Lockheed Martin Corporation (NYSE), which he held from 2000 to 2008. Previously, Mr. Coutts was President and Chief Operating Officer of the former Electronics Sector of Lockheed Martin from 1998 to 2000. He was elected an officer by the Board of Directors of Lockheed Martin in December 1996.

Mr. Coutts held management positions with General Electric Corporation (NYSE) from 1972 to 1993 and was with GE Aerospace when it became part of Lockheed Martin in 1993. Mr. Coutts is the retired Chairman of Sandia Corporation, a subsidiary of Lockheed Martin Corporation, served on the Board of Directors, Compensation Committee and Corporate Governance Committee of Stanley Black and Decker (NYSE) and currently serves on the Board of Directors of Siemens Government Technologies, Inc., where he is Chairman of the Compensation Committee. Mr. Coutts is a member of the Board of the Baltimore Symphony Orchestra and on the investment committee of Wesley Theological Seminary. He was elected as a Director of Hovnanian Enterprises, Inc. in March 2006 and is a member of the Company’s Audit Committee and Compensation Committee.

MIRIAM
HERNANDEZ-KAKOL

Independent Director

Ms. Hernandez-Kakol retired from the position of Senior Partner and Global Head of Management Consulting Practice of KPMG LLP, which she held from May 2019 to October 2021. She has served on the Toyota Financial Services Bank (TFSB) Board since September 2022 and is a member of TFSB’s Audit, Risk and Community Reconstruction Act committees. In January 2023 she was elected to the LPGA Foundation Board. Ms. Hernandez-Kakol is NACD Directorship Certified®. Previously, she led the Global Customer and Operations practice at KPMG from 2015 to 2019. Prior to KPMG, Ms. Hernandez-Kakol was at BearingPoint from 2003 to 2008 as Managing Director and Senior Vice President. She rejoined KPMG in 2008, holding various partner roles. She also held various positions at Telcordia Technologies from 1988 to 1999. Ms. Hernandez-Kakol has served on the board of Junior Achievement of NJ, the Hispanic Information Technology Executive Council (HITEC), KPMG’s Women’s Advisory Board and the STEM Committee of the National Academy Foundation. Ms. Hernandez-Kakol was elected as a Director of Hovnanian Enterprises, Inc. in January 2022 and is a member of the Company’s Audit Committee and a member of the Compensation Committee.

NOMINEES’ BIOGRAPHIES

EDWARD A.
KANGAS

Lead Independent Director

Mr. Kangas was the Global Chairman and Chief Executive Officer of Deloitte from December 1989 to May 2000, when he retired. He served as the Chairman of the Board of Deutsche Bank USA Corporation from 2015 to 2022. He served as Lead Director at United Technologies from 2010 to 2018. He was on the Board of Directors of IntelSat (NYSE) from 2012 to 2022, Tenet Healthcare Corporation (NYSE) from 2003 to 2019, Intuit from 2007 to 2016, AllScripts, Inc. (Nasdaq) from 2008 to 2012 and Vivus Inc. (Nasdaq) from 2018 to 2020. Mr. Kangas is a former Chairman of the Board of the National Multiple Sclerosis Society. Mr. Kangas was elected as a Director of Hovnanian Enterprises, Inc. in September 2002, is Lead Independent Director of the Company’s Board of Directors, Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee and Corporate Governance and Nominating Committee. In addition, by virtue of his position as the Company’s Lead Independent Director, Mr. Kangas also serves as an ex officio member of the Strategy Committee.

JOSEPH A.
MARENGI

Independent Director

Mr. Marengi, from July 2007 to March 2012, served as a Venture Partner for Austin Ventures. Prior to that, Mr. Marengi served as senior vice president for the Commercial Business Group of Dell Inc. (Nasdaq). In this role, Mr. Marengi was responsible for the Dell units serving medium business, large corporate, government, education and healthcare customers in the United States. Mr. Marengi joined Dell in July 1997 from Novell Inc. (Nasdaq), where he was president and chief operating officer. Mr. Marengi also served on the Boards of Directors of Quantum Corporation (NYSE) from 2008 to 2013 and Entorian Technologies, Inc. (formerly, the OTC Markets) from 2008 to 2012. Mr. Marengi was elected to the Board of Directors of Hovnanian Enterprises, Inc. in March 2006 and is the Chairman of the Company’s Compensation Committee and a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.

NOMINEES’ BIOGRAPHIES

VINCENT
PAGANO JR.

Independent Director

Mr. Pagano was a partner at the law firm of Simpson Thacher & Bartlett LLP until his retirement at the end of 2012. He was the head of the firm’s capital markets practice from 1999 to 2012 and, before that, administrative partner of the firm from 1996 to 1999. He was a member of the firm’s executive committee during nearly all of the 1996 - 2012 period. He serves on the Board of Directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners (NYSE MKT), where he is chairman of the Conflicts Committee and a member of the Audit Committee, and also served on the Board of Directors of L3 Technologies, Inc. (NYSE) from 2013 until L3’s merger with Harris Corporation in 2019, where he was chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Pagano was elected to the Board of Directors of Hovnanian Enterprises, Inc. in March 2013, is the Chairman of the Company’s Corporate Governance and Nominating Committee and is a member of the Company’s Audit Committee.

ROBIN STONE
SELLERS

Independent Director

Ms. Sellers most recently served as Chief Executive Officer of Christie’s International Real Estate from 2012 through 2014. As CEO of Christie’s, Ms. Sellers was responsible for all aspects of the company’s business, including its global sales, marketing strategy, new development projects and finance groups. Ms. Sellers was CEO of Crossroads Property Strategies, a real estate consulting firm, from 2008 to 2012 and head of real estate and a partner at McKinsey & Company from 1989 through 2007. From 1978 through 1989, Ms. Sellers practiced law in the real estate departments of two major New York City law firms. Ms. Sellers is a member of the Board of Advisors of the Weitzman School of Design and the McHarg Center for Urbanism and Ecology, both at the University of Pennsylvania, and was Chair of the Board of Forbes Global Properties, a private real estate marketing firm, 2019 through 2023. She is also the founder of First Chance, an organization that pays bail for indigent women in Palm Beach County, Florida. Ms. Sellers was elected to the Board of Directors of Hovnanian Enterprises, Inc. in June 2018 and is a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.

NOMINEES’ BIOGRAPHIES

J. LARRY
SORSBY

Director

Mr. Sorsby retired in October 2023 from the positions of Chief Financial Officer of Hovnanian Enterprises, Inc. which he held since 1996 and Executive Vice President which he held since November 2000. Previously, Mr. Sorsby was also Senior Vice President from March 1991 to November 2000. From 2013 through 2023, he served as Chairman of the Board of Visitors for Urology at The Children’s Hospital of Philadelphia (“CHOP”) and also served on the Foundation Board of Advisors at CHOP from 2015 through 2023. Mr. Sorsby was elected as a Director of Hovnanian Enterprises, Inc. in 1997, and is a member of the Company’s Strategy Committee.

MEETINGS of the BOARD of DIRECTORS & COMMITTEES of the BOARD OF DIRECTORS

MEETINGS & COMMITTEES

During the year ended October 31, 2024, the Board of Directors held four meetings. In addition, Directors considered Company matters and had communications with the Chairman of the Board of Directors and others outside of formal meetings. During the fiscal year ended October 31, 2024, each Director attended 100% of the meetings of the Board of Directors and 100% of the Committee meetings on which each Director served. The Company’s Corporate Governance Guidelines (“Governance Guidelines”) provide that directors are expected to attend the Annual Meeting of Shareholders. All of the members of the Board of Directors attended the Annual Meeting of Shareholders held on March 21, 2024.

AUDIT COMMITTEE

The members of the Audit Committee of the Board of Directors during the fiscal year ended October 31, 2024 were Mr. Kangas, Mr. Coutts, Ms. Hernandez-Kakol, Mr. Marengi, Mr. Pagano and Ms. Sellers. The Board of Directors has determined that all of the members of the Audit Committee meet the standards for independence in our Corporate Governance Guidelines (the “Governance Guidelines”), which are available on the Company’s website at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights” and the independence requirements mandated by the NYSE listing standards. During the fiscal year ended October 31, 2024, the Audit Committee met on twelve occasions.

The Audit Committee is currently chaired by Mr. Kangas and is responsible for reviewing and approving the scope of the annual audit undertaken by the Company’s independent registered public accounting firm and meeting with them to review the results of their work as well as their recommendations. The Audit Committee selects the Company’s independent registered public accounting firm and also approves and reviews their fees. The Audit Committee is also responsible for the oversight of the Company’s Internal Audit Department. The Vice President of Internal Audit for the Company reports directly to the Audit Committee on, among other things, the Company’s compliance with certain Company procedures which are designed to enhance management’s understanding of operating issues and the results of the Audit Department’s annual audits of the various aspects of the Company’s business. For additional information related to the Audit Committee, see “The Audit Committee” beginning on page 144. The duties and responsibilities of the Audit Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations”, “Corporate Governance.”

MEETINGS & COMMITTEES

COMPENSATION COMMITTEE

The members of the Compensation Committee of the Board of Directors during the fiscal year ended October 31, 2024 were Mr. Marengi, Mr. Coutts, Ms. Hernandez-Kakol and Mr. Kangas. The Board of Directors has determined that all of the members of the Compensation Committee meet the standards for independence in our Governance Guidelines and the independence requirements mandated by the rules of the NYSE and SEC. In addition, all members of the Compensation Committee qualify as “Non-Employee Directors” for purposes of Rule 16b-3 under Exchange Act.

The Compensation Committee is currently chaired by Mr. Marengi and is responsible for reviewing salaries, bonuses and other forms of compensation for the Company’s senior executives, key management employees and non-employee Directors and is active in other compensation and personnel areas as the Board of Directors from time to time may request. For a discussion of the criteria used and factors considered by the Compensation Committee in reviewing and determining executive compensation, see “The Compensation Committee” and “Compensation Discussion and Analysis” below. During the fiscal year ended October 31, 2024, the Compensation Committee met on four occasions. The duties and responsibilities of the Compensation Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights.”

CORPORATE GOVERNANCE & NOMINATING COMMITTEE

The members of the Corporate Governance and Nominating Committee of the Board of Directors are Messrs. Pagano, Kangas and Marengi and Ms. Sellers. The Board of Directors has determined that all of the members of the Corporate Governance and Nominating Committee meet the standards for independence in our Governance Guidelines and the independence requirements mandated by the NYSE listing standards. During the fiscal year ended October 31, 2024, the Corporate Governance and Nominating Committee met on four occasions.

The Corporate Governance and Nominating Committee is currently chaired by Mr. Pagano. The Corporate Governance and Nominating Committee is responsible for corporate governance matters, reviewing and recommending nominees for the Board of Directors, succession planning, ESG and cybersecurity risk oversight and other Board-related policies. In addition, the Corporate Governance and Nominating Committee has a Cybersecurity Subcommittee whose members are Ms. Sellers and Messrs. Coutts and Marengi. The Cybersecurity Subcommittee is currently chaired by Ms. Sellers. During fiscal year ended October 31, 2024, the Cybersecurity Subcommittee met on three occasions.

The Corporate Governance and Nominating Committee also oversees the annual performance evaluation of the Board of Directors and its committees to determine if the Board and its committees are functioning effectively, the Board of Directors’ periodic review of the Governance Guidelines and compliance with the Company’s Related Person Transaction Policy. With respect to the annual performance evaluation, the Company’s Governance Guidelines require that each Director annually prepares an assessment of each Board committee on which such Director serves as well as of the full Board of Directors as to the effectiveness of each such committee and the full Board of Directors and any recommendations for improvement. The results of the self-evaluation are reported to the Board.

In conducting its nomination function, among other factors, the Corporate Governance and Nominating Committee generally considers the size of the Board of Directors best suited to fulfill its responsibilities, the Board of Directors’ overall membership composition to ensure the Board of Directors has the requisite expertise and consists of persons with sufficiently diverse backgrounds, the independence of non-employee directors and possible conflicts of interest of existing and potential members of the Board of Directors, as more fully described under “Proposal 1—Election of Directors—Board of Directors—Composition” above.

The Company does not have a specific policy regarding shareholder nominations of potential directors to the Board of Directors, other than through the process described under “Shareholder Proposals for the 2026 Annual Meeting” below. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders in the same manner as it considers candidates recommended by others, including the Board of Directors. Possible nominees to the Board of Directors may be suggested by any Director and given to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may seek potential nominees and engage search consultants to assist it in identifying potential nominees. The Corporate Governance and Nominating Committee’s charter provides that it shall consider all factors it considers appropriate, including the benefits of racial and gender diversity. The Corporate Governance and Nominating Committee recommends to the Board of Directors a slate of nominees for the Board of Directors for inclusion in the matters to be voted upon at each Annual Meeting. The Company’s Restated By-laws provide that Directors need not be shareholders. Vacancies on the Board of Directors, other than those resulting from removal by shareholders, may be filled by action of the Board of Directors.

The duties and responsibilities of the Corporate Governance and Nominating Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights” and the Governance Guidelines are available at the same website address under “Investor Relations,” “Corporate Governance,” ”Guidelines.”

MEETINGS & COMMITTEES

STRATEGY COMMITTEE

The Strategy Committee is responsible for setting the agenda for discussions by, and providing other assistance to, the Board of Directors with respect to identifying and setting strategic goals and the methods to achieve such goals, identifying opportunities to create value for the Company’s stockholders, evaluating and executing strategic transactions, and recommending strategy related topics for the Board of Directors’ meetings.

The members of the Strategy Committee of the Board of Directors are Messrs. Hovnanian, Sorsby and Kangas. The Strategy Committee is currently chaired by Mr. Hovnanian. During the fiscal year ended October 31, 2024, the Strategy Committee met on four occasions. The duties and responsibilities of the Strategy Committee are set forth in its charter, which is available at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights.”

VOTE REQUIRED

The election of the nominees to the Company’s Board of Directors for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors are elected and qualified, requires that each director be elected by the affirmative vote of a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2025 Annual Meeting. In determining whether each director has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter because such shares are not considered votes cast.

Mr. Hovnanian and others with voting power over the shares held by the members of the family of Kevork S. Hovnanian (the “Hovnanian Family”) and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of the nominees named in this proposal. Because of their collective voting power, these nominees are assured election.

Our Board of Directors recommends that shareholders vote FOR the election of the nominees named in this proposal to the Company’s Board of Directors.

PROPOSAL II

—Ratification of the Selection of an Independent Registered Public Accounting Firm

PROPOSAL II

The selection of an independent registered public accounting firm to audit financial statements of the Company to be made available or transmitted to shareholders and to be filed with the SEC for the fiscal year ending October 31, 2025 is submitted to this 2025 Annual Meeting for ratification. Deloitte & Touche LLP has been selected by the Audit Committee of the Company to audit such financial statements. In the event that the shareholders fail to ratify the appointment, the Audit Committee will consider the view of the shareholders in determining its selection of the Company’s independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a new independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of Deloitte & Touche LLP will attend the 2025 Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representatives so desire.

VOTE REQUIRED

Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to examine financial statements of the Company for the year ending October 31, 2025 requires the affirmative vote of a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2025 Annual Meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no impact on such matter because such shares are not considered votes cast.

Mr. Hovnanian and others with voting power over the shares held by the Hovnanian Family and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of this proposal. Because of their collective voting power, this proposal is assured passage.

Our Board of Directors recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending

October 31, 2025.

PROPOSAL III

—Advisory Vote on Executive Compensation

PROPOSAL III

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers (“NEOs”), as disclosed on pages 58 to 140.

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the NEOs presented in “Compensation Discussion and Analysis” on pages 58 to 108, as well as the discussion regarding the Compensation Committee on pages 52 to 57.

As we discuss in the “Compensation Discussion and Analysis” section, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of the Company’s employees. The Company’s compensation system plays a significant role in the Company’s ability to attract, retain and motivate the highest quality associates in a difficult market. The principal underpinnings of the Company’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant marketplace and a long-term orientation.

The Compensation Committee ties increases or decreases in overall compensation to the achievement of key performance factors the Board of Directors believes are critical to the Company’s success during that period. The Committee seeks to motivate management to achieve improved financial performance of the Company through bonus plans that reward higher performance with increased bonuses and hold management accountable for financial performance that falls below targeted levels by paying reduced bonuses. In addition, the periodic long-term incentive programs (“LTIPs”) adopted by the Company have conditioned payouts on the achievement of certain targets for increasing profitability and earnings before interest and taxes (“EBIT”) Return on Investment and lowering or refinancing debt, reducing interest expense and achieving strategic initiatives over multi-year performance periods. Moreover, in recent years, the NEOs have received performance share units (“PSUs”) and options, which are tied to financial performance and/or stock price performance. The PSU awards are tied to financial performance conditions (for 2024, absolute EBIT levels and absolute EBIT Return on Investment levels). As discussed in the “Compensation Discussion and Analysis” section, the rigor of the performance conditions related to the long-term incentive programs is demonstrated by the fact that, on average for LTIP awards granted during fiscal years 2018 through 2022, we have set the three-year cumulative pre-tax profit targets at 252% of what was achieved for the most recently completed three -year periods at the time the LTIP awards were granted. In addition, LTIP awards granted during fiscal years 2023 and 2024 require Relative EBIT Return on Investment to be in the top quintile compared to our Peer Group (as defined below) to earn the maximum potential award for that metric. Moreover, our 2024 LTIP requires a 2,270 and 3,603 basis point improvement in net debt to capital at target and maximum performance, respectively, compared to the average net debt to capital level on the last day of the three most recently completed fiscal years at the time the award was granted.

In recent years, the Committee has determined to weight the Company’s variable compensation programs toward rigorous performance conditions with metrics such as pretax profit, liquidity, shareholder value preservation, debt reduction, alternative capital raises, EBIT Return on Investment, gross margin and new communities opened. As context for basing the Company’s compensation programs on these metrics, the Committee considered that, at the point at which housing starts were at the lowest levels during the great housing recession in 2009, the Company had written off over $2.5 billion of asset value and, as a result, was significantly overleveraged. During this period, many homebuilders declared bankruptcy and certain others significantly diluted shareholders via new equity issuances or by selling their companies at extremely low valuations. Hovnanian’s management chose to preserve shareholder value by managing the Company for growth and taking creative steps to refinance and pay down its heavy debt load. From the beginning of 2009 through fiscal 2024, the Company has reduced its public debt by about $1.6 billion, including a $579 million debt reduction since October 31, 2020. Despite this reduction, the Company remains overleveraged, with interest rates on debt instruments significantly above its lower leveraged peers. Accordingly, the Company continues to have a large interest expense burden which causes profitability to be more challenging to achieve and makes it difficult to compare the Company with its peers on profitability alone. During the COVID-19 pandemic surge in housing demand in fiscal 2021 and the first half of fiscal 2022, even with an extraordinarily high interest burden compared to its peers, the Company achieved income before income taxes of over $189 million and $319 million in fiscal 2021 and fiscal 2022, respectively, as a result of its growth in deliveries and margin improvement. This improvement allowed the Company, for the first time since the great housing recession, to return to a return on average equity (“ROAE”) metric for bonus compensation during fiscal 2022. When measuring pure operating performance by the ratio of adjusted EBIT to investment, the Company has performed in the top half of its Peer Group for each of the five years ending with fiscal 2024. In addition, the Company continues to rank highest among its Peer Group in inventory turns.

The Compensation Committee’s policies and actions have included the following:

Selection of bonus metrics that correspond to the financial and strategic operational needs of the Company during the relevant period.

Focus on increasing profitability and EBIT Return on Investment and lowering or refinancing debt, reducing interest expense and achieving strategic initiatives over multi-year performance periods through periodic LTIP awards for all NEOs.

Practice of tying portions of equity awards to performance criteria. For example, in fiscal 2024, the NEOs were granted PSUs, half of which are tied to absolute EBIT levels and half of which are tied to absolute EBIT Return on Investment levels. Additional details are described below under “Compensation Discussion and Analysis—Details of Compensation Elements—Stock Grants.”

Active management of both equity award levels and the number of shares available for new equity-based awards.

The text of the resolution in respect of this proposal is as follows:

“Resolved, that the compensation paid to the
Company’s named executive officers as disclosed
pursuant to Item 402 of Regulation S-K in the Proxy
Statement relating to the Company’s Annual Meeting
of Shareholders to be held on March 27, 2025,
including the Compensation Discussion and Analysis,
compensation tables and narrative discussion, is
hereby approved.”

VOTE REQUIRED

The approval of the compensation paid to the Company’s named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders of Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2025 Annual Meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter because such shares are not considered votes cast.

Mr. Hovnanian and others with voting power over the shares held by the Hovnanian Family and various trusts and entities established for the benefit of the Hovnanian Family have informed the Company that they intend to vote in favor of this proposal. Because of their collective voting power, this proposal is assured passage.

Our Board of Directors recommends that shareholders vote FOR the approval of this resolution.

The COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) is the principal overseer of the Company’s various policies and procedures related to executive compensation. The Committee meets at least four times a year and consults with outside compensation consultants as needed to assess industry trends and overall compensation issues. The Committee is governed by its charter, which is available at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights.”

AREAS OF RESPONSIBILITY

The Committee, in conjunction with the Board of Directors and with management’s input, shapes the Company’s executive compensation philosophy and objectives. In particular, the Committee is charged with:

Reviewing and approving, at least annually, the salaries, bonuses and other forms of compensation, including equity grants, for the Company’s executive officers;

Reviewing, at least annually, compensation paid to the Company’s non-employee Directors;

Periodically reviewing the Company’s policies and procedures pertaining to the Company’s equity award plans and forms of equity grants to all employees and non-employee Directors, employee benefit plans (for example, the 401(k) plan and deferred compensation plans), severance agreements and executive perquisites;

Fostering good corporate governance practices as they relate to executive compensation;

Reviewing, at least annually, as part of the Board of Directors’ oversight responsibilities, the Company’s compensation program and reports from management regarding its assessment of whether there are any compensation risks that are reasonably likely to result in a material adverse effect on the Company (see “Oversight of Risk Management” below); in addition, the Committee regularly considers business and compensation risks as part of its process for establishing performance goals and determining incentive awards for each of the NEOs;

Reviewing and discussing with management the “Compensation Discussion and Analysis” (the “CD&A”) for inclusion in the Company’s annual proxy statement and annual report on Form 10-K and, based on that review and discussion, determining whether or not to recommend to the Board of Directors that the CD&A be included in the Company’s annual proxy statement; and

Preparing the compensation committee report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations of the NYSE, SEC and other applicable regulatory bodies.

The Committee’s actions and procedures are discussed in more detail next and further below under “Compensation Discussion and Analysis.”

COMPENSATION REVIEW PROCESS FOR THE NAMED EXECUTIVE OFFICERS

The Committee, in conjunction with the Board of Directors and with management’s input, is responsible for making decisions related to the overall compensation of the NEOs, excluding the CEO, whose compensation is determined solely by the Compensation Committee and the Board of Directors.

At least annually, the Committee establishes objective financial measures for determining bonus awards to the NEOs. The Committee also considers salary, employee benefits and discretionary bonus awards, if any, for the NEOs.

In determining overall compensation for the NEOs, the Committee may consult with other members of the Board of Directors, including the CEO, rather than relying solely on the Company’s financial performance measures in determining their compensation. The CEO often provides the Committee with insight on the individual performance of executives (other than with respect to himself). The CEO is not present for the Committee’s evaluation of his individual performance. The Committee also reviews and analyzes the compensation of the named executive officers of the Company’s peer group of nine publicly-traded homebuilding companies (the “Peer Group”), discussed further below. The Committee may engage outside compensation consultants in relation to various compensation issues. The Committee may also instruct a compensation consultant to provide assistance in fostering an overall compensation program that aligns with its compensation philosophy to guide, motivate, retain and reward its executives for the achievement of the Company’s financial performance, strategic initiatives and individual goals, including increased long-term shareholder value during a challenging business environment. Notwithstanding any input from compensation consultants and management, the Committee, or any subcommittee of the Committee to which the Committee has delegated its responsibilities, has the sole discretion to make all final decisions related to NEO compensation.

OUTSIDE COMPENSATION CONSULTANT

For fiscal 2024, the Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as the Committee’s outside compensation consultant to provide certain services related to executive and non-employee Director compensation. In fiscal 2024, FW Cook assisted the Committee with its review of the Company’s annual bonus, long-term incentive and equity compensation plans for the CEO and other NEOs as well as its review of the compensation program for the non-employee Directors and the Compensation Committee’s compensation risk assessment.

FW Cook does not provide any other services to the Company unless approved by the Committee, and no such other services were provided in fiscal 2024. After considering the relevant factors, the Company determined that no conflicts of interest have been raised in connection with the services FW Cook performed for the Committee in fiscal 2024.

The Committee’s primary objective in engaging FW Cook has been to obtain advice and feedback related to maintaining programs that provide competitive compensation opportunities for executives compared to the Peer Group. FW Cook also provided assistance to the Committee in fostering an overall compensation program as discussed above.

The Committee weighs the advice and feedback from its compensation consultant and the members of the Board of Directors, as well as the views of, and information gathered by, the members of management it has consulted in conjunction with its review of other information the Committee considers relevant, when making decisions or making recommendations to the full Board of Directors regarding executive compensation.

BOARD COMMUNICATION

The Company’s Board of Directors is updated at least quarterly on any compensation decisions or recommendations made by the Committee, and the Committee requests feedback from the Board of Directors regarding specific compensation issues as it deems necessary.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

  During the fiscal year ended October 31, 2024, the members of the Committee were Mr. Marengi,
Mr. Coutts, Ms. Hernandez-Kakol and Mr. Kangas, none of whom at any time has been an officer or employee of the Company or any of its subsidiaries or have any relationships requiring disclosure under
Item 404(a) of Regulation S-K in this Proxy Statement. None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served on our Board of Directors or our Compensation Committee during fiscal 2024.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024.

COMPENSATION COMMITTEE

Joseph A. Marengi, Chair

Robert B. Coutts

Miriam Hernandez-Kakol

Edward A. Kangas

COMPENSATION DISCUSSION & ANALYSIS

1 . EXECUTIVE SUMMARY

BACKGROUND

In recent years, the Committee has determined to weight the Company’s variable compensation programs toward rigorous performance conditions with metrics such as pretax profit, liquidity, shareholder value preservation, debt reduction, alternative capital raises, EBIT Return on Investment, gross margin and new communities opened. As context for basing the Company’s compensation programs on these metrics, the Committee considered that, at the point at which housing starts were at the lowest levels during the great housing recession in 2009, the Company had written off over $2.5 billion of asset value and, as a result, was significantly overleveraged. During this period, many homebuilders declared bankruptcy and certain others significantly diluted shareholders via new equity issuances or by selling their companies at extremely low valuations. Hovnanian’s management chose to preserve shareholder value by managing the Company for growth and taking creative steps to refinance and pay down its heavy debt load. From the beginning of 2009 through fiscal 2024, the Company has reduced its public debt by about $1.6 billion, including a $579 million debt reduction since October 31, 2020. Despite this reduction, the Company remains overleveraged, with interest rates on debt instruments significantly above its lower leveraged peers. Accordingly, the Company continues to have a large interest expense burden which causes profitability to be more challenging to achieve and makes it difficult to compare the Company with its peers on profitability alone. During the COVID-19 pandemic surge in housing demand in fiscal 2021 and the first half of fiscal 2022, even with an extraordinarily high interest burden compared to its peers, the Company achieved income before income taxes of over $189 million and $ 319 million in fiscal 2021 and fiscal 2022, respectively, as a result of its growth in deliveries and margin improvement. This improvement allowed the Company, for the first time since the great housing recession, to return to a ROAE metric for bonus compensation during fiscal 2022. When measuring pure operating performance by the ratio of adjusted EBIT to investment, the Company has performed in the top half of its Peer Group for each of the five years ending with fiscal 2024. In addition, the Company continues to rank highest among its Peer Group in inventory turns.

COMPANY PERFORMANCE IN FISCAL 2024

The demand for new and existing homes is dependent on a variety of demographic and economic factors, including job and wage growth, household formation, consumer confidence, mortgage financing, interest rates, inflation and overall housing affordability.

From January 2022 to October 2023, 30-year mortgage rates more than doubled. The sharp increase in interest rates, persistently high levels of inflation and doubt about the stability of the economy, negatively impacted housing demand beginning in the second half of fiscal 2022 and into fiscal 2023. During the first quarter of fiscal 2024, mortgage rates declined, which had a positive effect on our sales pace. Rates fluctuated for the remainder of fiscal 2024 and affordability generally remains challenging for homebuyers. We have been aggressive in our pricing, incentives and concessions in order to align with the current market.

We continue to use our increased inventory of quick-move-in homes (“QMI homes”) to help meet buyers’ needs for more affordable housing in the recent uncertain interest rate environment. The time between contract signing and closing is shorter with a QMI home as compared to a to be built home, which provides customers with more certainty on their mortgage pricing. The availability of QMI homes also allows us to offer mortgage interest rate buydown assistance, which is a tool we offer through our wholly-owned mortgage banking subsidiary (“K. Hovnanian Mortgage”), to help ease the impact of higher monthly payments from rising interest rates. We pay the cost of interest rate buydowns for customers that qualify through K. Hovnanian Mortgage and decide to use the program. The level of interest rate based incentives utilized differs across our markets and is one of several available options we use to drive sales and close homes.

The number of existing home sales listings are at all-time low levels, which limits the supply of homes available for purchase, leading to increased demand for new homes, which leads to improved pricing power. During fiscal 2024, there was stronger demand for our homes as compared to the prior year, which led to a significant increase in net contracts and net contracts per average active selling community year over year. We were able to increase net prices in approximately 34% of our communities during the fourth quarter of fiscal 2024.

There still remains a great degree of uncertainty due to inflation, the continued possibility of an economic recession, employment risk and the potential for further mortgage rate increases. While we continue to experience some lingering supply chain issues, we remain focused on continuing to shorten our construction cycle times and building on our national initiatives to drive down costs with our material providers and trade partners. The changing conditions in the housing market, and in the general economy, make it difficult to predict how strongly our business will be impacted by these external factors over fiscal 2025 and beyond.

Our cash position allowed us to spend $995.4 million on land purchases and land development for long-term growth during fiscal 2024, and still have total liquidity of $338.2 million, including $210.0 million of homebuilding cash and cash equivalents and $125.0 million of borrowing capacity under our senior secured revolving credit facility as of October 31, 2024.

Additional information on our results for the year ended October 31, 2024 were as follows:

For the year ended October 31, 2024, sale of homes revenues increased 9.3% as compared to the prior year, primarily due to a 9.6% increase in homes delivered, partially offset by a 0.3% decrease in average sales price. The increase in deliveries in fiscal 2024 was primarily the result of a 15.0% increase in community count as well as an increase in QMI contracts.

Homebuilding gross margin percentage decreased from 19.6% for the year ended October 31, 2023 to 18.7% for the year ended October 31, 2024, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, decreased from 22.7% for the year ended October 31, 2023 to 22.0% for the year ended October 31, 2024. The decreases were primarily due to the increased use of incentives and concessions, including additional mortgage interest rate buydowns, to make our homes more affordable. Homebuilding gross margin percentage, before cost of sales interest expense and land charges, is a non-GAAP measure. See page 33 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024 for a reconciliation of this measure to homebuilding gross margin percentage, the most directly comparable GAAP measure.

Selling, general and administrative expenses (including corporate general and administrative) increased $37.5 million for the year ended October 31, 2024 as compared to the prior year, however, as a percentage of total revenue, such costs were relatively flat at 11.4% for the year ended October 31, 2024 compared to 11.1% for the year ended October 31, 2023. The increase was primarily due to an increase in advertising expenses and compensation expense, mainly related to increased headcount and annual merit increases, along with grants of phantom stock awards under our 2019, 2023 and 2024 long-term incentive plans, for which expense is impacted by the change in our stock price each period. The Company increased its headcount in fiscal 2024 in preparation for anticipated growth in community count and deliveries in fiscal 2025.

Other interest decreased to $30.8 million for the year ended October 31, 2024 from $54.1 million for the year ended October 31, 2023, primarily due to a reduction in principal of our senior notes as a result of redemptions during fiscal 2023 and the first quarter of fiscal 2024, and the debt exchange executed in the third quarter of fiscal 2024.

Income before income taxes increased to $317.1 million for the year ended October 31, 2024 from $256.0 million for the year ended October 31, 2023. Net income increased to $242.0 million for the year ended October 31, 2024 from $205.9 million for the year ended October 31, 2023. Net income for the years ended October 31, 2024 and 2023 included gains of $45.7 million and $19.1 million, respectively, from the consolidation of previously unconsolidated joint ventures. Net income for the year ended October 31, 2023 included a $25.6 million loss on extinguishment of debt.

Earnings per share, basic and diluted, increased to $34.40 and $31.79, respectively, for the year ended October 31, 2024, compared to earnings per share, basic and diluted of $28.76 and $26.88, respectively, for the year ended October 31, 2023.

Net contracts increased 11.6% to 5,186 for the year ended October 31, 2024, compared to 4,647 in the prior year, primarily driven by demand for new homes resulting from the low supply of existing homes for sale and overall growth in the broader economy. Included in the years ended October 31, 2024 and 2023, respectively, were 276 and 438 build-for-rent contracts. Net contracts, including domestic unconsolidated joint ventures, increased 16.1% to 6,007 for the year ended October 31, 2024, from 5,172 in fiscal 2023.

Net contracts per average active selling community increased to 43.6 for the year ended October 31, 2024 compared to 40.8 in the prior year. The increase was due to the increase in net contracts discussed above.

Active selling communities increased to 130 at October 31, 2024 compared to 113 at October 31, 2023, and our total lots controlled increased to 41,891 at October 31, 2024 compared to 31,726 at October 31, 2023. We expect our community count will continue to grow in fiscal 2025.

Contract backlog decreased from 1,824 homes at October 31, 2023 to 1,649 homes at October 31, 2024, and the dollar value of contract backlog decreased to $936.8 billion, a 11.7% decrease in dollar value compared to the prior year. Our backlog conversion ratio during fiscal 2024 has increased from the prior year due to our focus on having more QMI homes available to sell and deliver.

COMPANY PRE-TAX INCOME AND STOCK PRICE IMPROVEMENT

The chart below illustrates that our operations have improved dramatically as demonstrated by the increase in pre-tax income to $317.1 million in fiscal 2024 compared to $189.9 million in fiscal 2021, and the increase in our stock price to an average of $190.12 in October 2024 compared to an average of $87.56 in October 2021.

(1)
Reflects the average closing price of a share of Class A Common Stock of the Company for the last month of the fiscal year indicated.

BEST PRACTICES

Pay-for-Performance

The Compensation Committee ties increases or decreases in overall compensation to the achievement of key performance factors the Board of Directors believes are critical to the Company’s success during that period. The Committee seeks to motivate management to achieve improved financial performance of the Company through bonus plans that reward higher performance with increased bonuses and hold management accountable for financial performance that falls below targeted levels by paying reduced bonuses.

In addition, the periodic LTIPs adopted by the Company have conditioned payouts on the achievement of certain targets for increasing profitability and EBIT Return on Investment, and lowering or refinancing debt, reducing interest expense and achieving strategic initiatives over multi-year performance periods. Moreover, in recent years, the NEOs have received PSUs which are tied to financial performance conditions (for 2024, absolute EBIT and absolute EBIT Return on Investment levels). The rigor of the performance conditions related to the LTIPs is demonstrated by the fact that, on average for LTIP awards granted during fiscal years 2018 through 2022, we have set the three-year cumulative pre-tax profit targets for the LTIPs at 252% of what was achieved for the most recently completed three-year periods at the time the LTIP awards were granted. In addition, LTIP awards granted during fiscal years 2023 and 2024 require Relative EBIT Return on Investment to be in the top quintile compared to our Peer Group to earn the maximum potential award for that metric. Moreover, our 2024 LTIP requires a 2,270 and 3,603 basis point improvement in net debt to capital at target and maximum performance, respectively, compared to the average net debt to capital level on the last day of the three most recently completed fiscal years at the time the award was granted.

Because the Summary Compensation Table uses accounting constructs to estimate values of long-term equity incentive awards at the time of grant, the Committee does not believe that it adequately measures CEO compensation for the purpose of assessing pay-for-performance alignment. These estimated values can differ significantly from the actual value that is ultimately earned from these awards. For this reason, the Committee also considers realizable pay, which captures the impact of the Company’s current share price performance on previously granted long-term incentive awards and helps the Committee assess the alignment of the Company’s compensation programs with the interests of its shareholders.

Emphasis on Long-Term Value Creation and Retention

The Committee seeks to align the interests of management with the long-term interests of the Company’s shareholders by granting a significant portion of their total compensation in the form of equity awards that increase or decrease in value as the Company’s financial performance and stock price improve or decline. The Committee also seeks to retain management by using compensation methods that require executives to be employed through various performance periods in order to receive financial benefits of certain equity grants.

Maintaining an Appropriate Peer Group

To retain and attract executive talent with industry-specific knowledge, in constructing the Peer Group, the Committee selects those companies that compete directly with the Company in the homebuilding industry, are of comparable complexity in operations to the Company and are generally in the markets in which the Company competes. The Committee believes that it is important to compare the Company to others in the homebuilding industry, even if certain of these peers have different financial profiles, because the Company competes with homebuilding industry peers for executive talent with industry-specific knowledge and experience. Further, the Company competes directly in all of its markets with most of the Peer Group companies for customers, land and trade partners. In some markets, the Company is larger than some of the Peer Group companies even though it may be smaller nationally. The Committee reviews the composition of the Peer Group on an annual basis and makes adjustments, if needed. In fiscal year 2024, due to the merger of M.D.C. Holdings, Inc. with Sekisui House, Ltd., the Committee determined to modify the Company’s Peer Group by removing M.D.C. Holdings, Inc. and adding Dream Finders Homes, Inc. The Committee reviews the executive compensation of the Peer Group companies and seeks to award competitive target total direct compensation opportunities (the sum of base salary, annual bonus/incentive awards and target long-term incentive awards) for our NEOs compared to the Peer Group.

No Employment Agreements with NEOs other than CFO

Other than with respect to the Chief Financial Officer (the “CFO”), the Company does not maintain employment or other agreements for our NEOs that provide contractual rights upon termination of employment (other than upon death or disability) except for the vesting of long-term incentive and equity-based awards in the case of retirement or in connection with a qualifying termination in the case of a change in control. The Company does have a change in control severance agreement with Mr. O’Connor, as discussed in footnote (6) to the Potential Payments Upon Termination or Change-in-Control Table.

No Tax Gross-Ups or Defined Benefit Pension Plans for Any NEO.

Maintenance and Monitoring of Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines pursuant to which the CEO and CFO are requested to achieve and maintain recommended minimum levels of stock ownership as set forth below under “Stock Ownership Guidelines.”

Clawback Policies

The Company has adopted an Incentive Compensation Clawback Policy that complies with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange (“NYSE”). The Incentive Compensation Clawback Policy applies to the Company’s current and former executive officers subject to Section 16 of the Exchange Act (“Section 16 Officers”). Under this policy, the Company must recover erroneously awarded incentive-based compensation on a pre-tax basis, subject to limited exceptions, in the event the Company is required to prepare an accounting restatement. This policy requires recovery of erroneously awarded incentive compensation regardless of whether a Section 16 officer engaged in any misconduct or is otherwise at fault. This policy applies to incentive-based compensation awarded to a current or former Section 16 officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

In addition to the SEC and NYSE compliant Incentive Compensation Clawback Policy, it is also the Company’s policy that, if we are required to restate our financial results due to material noncompliance by the Company with any financial reporting requirement under the securities laws as a result (directly or indirectly) of an executive officer’s misconduct, the Board of Directors will require, at its discretion and approval, the reimbursement and/or cancellation of any incentive-based compensation (including stock options awarded as compensation) in excess of the amount that would have been awarded based on the restated financial results. This policy applies to cash and equity incentive-based compensation awarded to the executive officer during the three-year period preceding the date on which the Company is required to prepare an accounting restatement based on erroneous data. In the past three years, the Company has primarily granted the NEOs equity that has performance conditions and would be subject to this policy.

Investor Engagement

During fiscal 2024, the Company conducted proactive investor outreach programs, including having its executives attend five investor conferences as well as other meetings with the investment community and meeting by teleconference or in person with more than 139 investors either one-on-one or in small groups. As a result, the Company’s executives met with institutional holders representing approximately 77% of shares held by our top ten shareholders that are actively managed funds. From time to time, Mr. Ara Hovnanian, who is also a member of the Board of Directors, and/or Mr. O’Connor participated in these investor outreach programs and reported their findings from the investor feedback to the Board of Directors. During such meetings, none of the investors with whom the Company engaged during fiscal 2024 raised concerns about the Company’s compensation practices, including the design and payouts under the Company’s annual bonus programs. In fact, in the numerous investor meetings we have held over the years, compensation has rarely if ever been raised by investors as an issue to be discussed.

COMPENSATION DECISIONS FOR FISCAL 2024

The Committee’s compensation decisions for fiscal 2024 reflected a conservative approach to fixed pay elements (base salary), the achievement of pre-established goals (annual bonuses) and long-term awards.

Base Salaries

Given the Company’s improved financial performance, effective December 23, 2023, the Committee restored Mr. Ara Hovnanian’s salary to $1,150,000, which was his base salary prior to the voluntary decrease on March 6, 2023. In light of his promotion to Chief Financial Officer, the Committee approved a base salary increase to $600,000, effective November 1, 2023, for Mr. O’Connor. For fiscal 2024, the salaries for Mr. Alexander Hovnanian and Mr. Wyatt were set at $600,000 and $600,222, respectively. See “Details of Compensation Elements—Base Salaries” below for additional information.

Regular Annual Bonuses

Consistent with the achievement of specified financial objectives, fiscal 2024 annual bonuses were paid to all NEOs. The Committee considered investor support for prior annual bonus programs, their design and payouts when determining pay opportunities and setting performance metrics for fiscal 2024. Additional details are described under “Details of Compensation Elements—Annual Bonuses—Regular Bonuses” below.

Discretionary Bonuses

The Committee did not award discretionary bonuses to any NEO for fiscal 2024.

Long-Term Awards, including PSUs and participation in the Long-Term Incentive Program

As further described under “Details of Compensation Elements – Stock Grants,” for fiscal 2024, the Committee granted PSUs to the NEOs. The PSUs are tied to the specific financial performance conditions described below under “Details of Compensation Elements – Stock Grants.” The Committee also granted LTIP awards to the NEOs in fiscal 2024 as further described below under “Details of Compensation Elements – Long-Term Incentive Programs.” The LTIP awards are tied to the achievement of specified financial performance conditions over a three-year performance period and are fully vested at the end of the performance period. The PSUs granted in fiscal 2024 are subject to time- based vesting conditions that extend beyond the performance period. The PSUs and LTIP awards are further subject to a mandatory two-year post-vesting delayed delivery.

2 . COMPENSATION PHILOSOPHY & OBJECTIVES

The Committee, in conjunction with the Board of Directors and with senior management, has been instrumental in shaping the Company’s compensation philosophy and objectives because of its responsibilities and oversight of the Company’s various policies and procedures concerning executive compensation.

As context for setting the Company’s compensation programs, the Committee considered the Company’s strategic goals. As such, the Committee has weighted the Company’s variable compensation programs toward rigorous performance conditions with metrics such as pretax profit, liquidity, shareholder value preservation, debt reduction, alternative capital raises, EBIT Return on Investment, gross margin and new communities opened. As context for basing the Company’s compensation programs on these metrics, the Committee considered that, at the point at which housing starts were at the lowest levels during the great housing recession in 2009, the Company had written off over $2.5 billion of asset value and, as a result, was significantly overleveraged. During this period, many homebuilders declared bankruptcy and certain others significantly diluted shareholders via new equity issuances or by selling their companies at extremely low valuations. Hovnanian’s management chose to preserve shareholder value by managing the Company for growth and taking creative steps to refinance and pay down its heavy debt load. From the beginning of 2009 through fiscal 2024, the Company has reduced its public debt by about $1.6 billion, including a $579 million debt reduction since October 31, 2020. Despite this reduction, the Company remains overleveraged, with interest rates on debt instruments significantly above its lower leveraged peers. Accordingly, the Company continues to have a large interest expense burden which causes profitability to be more challenging to achieve and makes it difficult to compare the Company with its peers on profitability alone. During the COVID-19 pandemic surge in housing demand in fiscal 2021 and the first half of fiscal 2022, even with an extraordinarily high interest burden compared to its peers, the Company achieved income before income taxes of over $189 million and $319 million in fiscal 2021 and fiscal 2022, respectively, as a result of its growth in deliveries and margin improvement. This improvement allowed the Company, for the first time since the great housing recession, to return to a ROAE metric for bonus compensation during fiscal 2022. When measuring pure operating performance by the ratio of adjusted EBIT to investment, the Company has performed in the top half of its Peer Group for each of the five years ending with fiscal 2024. In addition, the Company continues to rank highest among its Peer Group in inventory turns.

The six primary objectives that the Committee considers in making compensation decisions are discussed below, as are our other philosophies and mechanisms for determining compensation. In making compensation-related decisions, the Committee also considered its role in promoting good corporate governance practices.

PRIMARY OBJECTIVES FOR THE COMPENSATION PROGRAM

The Company’s primary objectives for compensating
its executives are as follows:

To offer compensation that guides, motivates, retains and rewards its executives for the achievement of the Company’s financial performance, strategic initiatives and individual goals (as applicable);

To fairly compensate its executives in a manner that is appropriate with respect to their individual performance, level of responsibilities, abilities and skills;

To align the executives’ interests with the interests of our shareholders;

To maintain competitive pay opportunities for its executives so that it retains its talent pool and, at the same time, has the ability to attract new and highly-qualified individuals to join the organization as it grows or in the event of succession or replacement of an executive;

To appropriately design the reward system in the context of a challenging business environment; and

Not to incentivize a level of risk through its compensation plans that is reasonably likely to have a material adverse effect on the Company.

TAILORED COMPENSATION

Consistent with these objectives, the Company’s compensation philosophy also takes into consideration the unique roles played by each of the NEOs. The Committee seeks to individually tailor their compensation packages to align their pay mix and pay levels with their contributions to, and positions within, the Company. Because the NEOs make executive decisions that influence the direction, stability and profitability of the Company, their overall compensation is intended to strongly align with the Company’s strategic goals and objective financial measures of the Company.

VARIABLE INCENTIVE COMPENSATION

The Company’s compensation philosophy emphasizes variable incentive compensation elements (bonus and long-term incentives), the value of which reflects the Company’s strategic, financial and stock performance.

For all NEOs, the Committee retains the flexibility to adjust incentive awards downward or to consider discretionary bonus awards in special circumstances as described below under “Details of Compensation Elements—Annual Bonus—Discretionary Bonuses.”

PEER GROUP CONSIDERATIONS

As context for setting the compensation levels for the CEO and CFO for fiscal 2024, the Committee considered the compensation levels and practices of its Peer Group companies. For fiscal 2024, the Company’s Peer Group included the following nine publicly-traded homebuilding companies:

Beazer Homes USA, Inc.	M/I Homes, Inc.

Century Communities, Inc.	Meritage Homes Corporation

Dream Finders Homes, Inc.	Taylor Morrison Home Corporation

KB Home	TRI Pointe Group, Inc.

LGI Homes, Inc.

The Committee, in consultation with the Committee’s compensation consultant, FW Cook, and management, selected the companies in the Peer Group because of their comparable industry profiles, including, among other factors, revenue, adjusted total EBIT and enterprise value. In fiscal year 2024, the Committee reviewed the composition of the Company’s Peer Group and, due to the merger of M.D.C. Holdings, Inc. with Sekisui House, Ltd., the Committee determined to remove M.D.C. Holdings, Inc. from, and add Dream Finders Homes, Inc. to, the Company’s Peer Group.

Further, to retain and attract executive talent with industry-specific knowledge, in constructing the Peer Group, the Committee selected those companies that compete directly with the Company in the homebuilding industry, are of comparable complexity in operations to the Company and are generally in the markets in which the Company competes. The Committee feels that it is important to compare the Company to others in the homebuilding industry, even if certain of these peers have different financial profiles, because the Company competes with homebuilding industry peers for executive talent with industry-specific knowledge and experience. In addition, the Company competes directly in all of its markets with most of the Peer Group companies for customers, land and trade partners. In some markets, the Company is larger than some of the Peer Group companies even though it may be smaller nationally. The Committee will continue to review the appropriateness of the Peer Group composition.

The Committee relies on Peer Group comparisons for the CEO and CFO positions and intends for Total Direct Compensation to be competitive with the Peer Group. For the other NEOs, the Committee places greater weight on its consideration of internal pay equity, an evaluation of individual performance contributions and other factors.

CONSIDERATION OF MARKET CONDITIONS

In determining overall compensation for all the NEOs, the Committee also takes into account leadership abilities and risk management contributions, which are especially critical during challenging market conditions. In addition, in establishing compensation levels, the Committee takes into consideration market pressures, both within and outside of the homebuilding industry.

When setting bonus formulas applicable to all NEOs other than Mr. Wyatt in December 2023, the Committee determined to continue to emphasize the importance of maintaining appropriate levels of liquidity, including the use of alternative capital raises, by retaining these metrics in the NEOs’ bonus programs for fiscal 2024 and increasing the fiscal 2024 alternative capital raises goals to further enhance our liquidity in order to grow the Company. The Committee also determined to maintain the ROAE bonus components for each NEO. However, given the Company’s improved financial performance, the Committee raised the fiscal 2024 bonus cap for Mr. Ara Hovnanian to $7 million, which was higher than his 2023 bonus cap but lower than his 2022 bonus cap. In light of his promotion, the Committee increased Mr. O’Connor’s fiscal 2024 bonus potential to align with his new position. In addition, the Committee determined that the PSUs granted to the NEOs would be tied to financial performance conditions. Specifically, half of these PSUs are tied to specific absolute EBIT levels for the four quarters ending April 30, 2025 and the other half of these PSUs are tied to specific absolute EBIT Return on Investment levels for the four quarters ending April 30, 2025.

SAY-ON-PAY & SAY-ON-FREQUENCY VOTES

The Board of Directors thoughtfully considers the opinions expressed by shareholders through their votes, periodic meetings and other communications, and believes that shareholder engagement leads to enhanced governance practices. During fiscal 2024, the Company conducted proactive investor outreach programs, including having its executives attend five investor conferences as well as other meetings with the investment community and meeting by teleconference or in person with more than 139 investors either one-on-one or in small groups. As a result, the Company’s executives met with institutional holders representing approximately 77% of shares held by our top ten shareholders that are actively managed funds. None of these investors raised concerns about the Company’s compensation practices during such meetings. In fact, in the numerous investor meetings we have held over the years, compensation has rarely if ever been raised by investors as an issue to be discussed. Additionally, the Company periodically engages investors to discuss specific matters of importance to shareholders. The Company will continue to proactively engage shareholders and consider their concerns.

In addition, the Committee considered the result of the 2024 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. A substantial majority of our shareholders (95.7% of the votes cast by shareholders of Class A Common Stock and Class B Common Stock, voting together) approved the compensation of our NEOs for fiscal 2023 described in our proxy statement for the 2024 Annual Meeting of Shareholders. The Committee views this level of shareholder support as an affirmation of our current pay philosophy and, as a result, no significant substantive changes were made to the structure of our executive compensation pay programs for fiscal 2024. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2023 Annual Meeting of Shareholders at which a substantial majority of our shareholders (98.8% of the votes cast by shareholders of Class A Common Stock and Class B Common Stock, voting together) voted for “say-on-pay” proposals to occur every year, the Board of Directors decided that the Company would hold an advisory vote on the compensation of named executive officers every year.

3.FISCAL 2024 COMPENSATION

ELEMENTS & COMPENSATION MIX

COMPENSATION ELEMENTS AT A GLANCE

There are five main compensation elements that support
the Company’s compensation objectives, each of which
is discussed in detail below.

Base salaries;

Annual bonuses;

Stock grants (for example, stock option, PSU and RSU awards);

LTIPs (described below) (payable in cash, stock and/or phantom shares); and

Other employee benefits, including limited perquisites.

COMPENSATION MIX

HOVNANIAN CEO PAY MIX

Fixed vs. Variable Compensation

A significant portion of executives’ “Total Direct Compensation” (which includes base salary, annual bonuses, stock grants and LTIP awards) opportunity consists of variable compensation – that is, the compensation ultimately realized is dependent on either Company or individual performance. Of the elements of Total Direct Compensation, base salary is fixed compensation, while annual bonuses, stock grants and LTIP awards are variable compensation. An important part of each NEO’s compensation package consists of equity awards, the ultimate realizable value of which is tied to the Company’s stock performance. These variable elements are intended to align the executives’ performance and interests with Company performance and long-term shareholder value.

The Committee intends for variable compensation to represent a significant percentage of the Total Direct Compensation opportunity for all NEOs consistent with its pay-for-performance philosophy. For example, variable compensation represented 91% and 87% of the CEO’s Total Direct Compensation opportunity in fiscal 2024 and fiscal 2023, respectively. In addition, the Committee intends for Total Direct Compensation to be competitive with the Peer Group. As further described below under “Details of Compensation Elements—Stock Grants,” for fiscal 2024, the Committee granted PSUs to the NEOs. The Committee also determined that the PSUs would be tied to financial performance conditions.

Long-Term vs. Short-Term Compensation

An important portion of each NEO’s Total Direct Compensation is long-term compensation, which may include stock options, PSUs, RSUs and/or LTIP awards. Short-term compensation consists of base salary and the cash portion of annual bonus amounts. Long-term compensation is intended to foster long-term commitment by the executive, employee-shareholder alignment and improved long-term shareholder value. In fiscal 2024, the Committee adopted a LTIP for the NEOs and other key senior executives of the Company, as discussed below.

4 . DETAILS of COMPENSATION ELEMENTS

BASE SALARIES

Base salaries are intended to reward executives for their day-to-day contributions to the Company. The Committee believes that base salaries within the competitive range are necessary to retain the Company’s executive talent pool, and it set the fiscal 2024 base salaries of the NEOs at a level it believed to be necessary to retain such executive officers’ services. Base salaries of all the NEOs are reviewed annually by the Committee and are subject to adjustment based on factors that may include individual performance, change in responsibilities, average salary increases or decreases in the industry, compensation for similar positions in the Company’s Peer Group or broad -based compensation survey data if comparable data were unavailable from the Peer Group companies, as well as other factors, such as cost of living increases and internal pay relationships with other executives. Given the Company’s improved financial performance, effective December 23, 2023, the Committee restored Mr. Ara Hovnanian’s salary to $1,150,000, which was his base salary prior to the voluntary decrease on March 6, 2023. In light of his promotion to Chief Financial Officer, the Committee approved a base salary increase to $600,000, effective November 1, 2023, for Mr. O’Connor. For fiscal 2024, the salaries for Mr. Alexander Hovnanian and Mr. Wyatt were set at $600,000 and $600,222, respectively. Based on discussions with FW Cook and Peer Group market data gathered by management, the Committee determined that, including these adjustments, the base salaries for the NEOs are within the competitive range necessary to retain the executive officers’ services.

ANNUAL BONUSES

Regular Bonuses

The Company provides each of the NEOs with an opportunity to earn annual bonuses, which are intended to reward executives for the attainment of short-term financial objectives and for which the relevant metrics and formula are assessed annually.

When setting bonus formulas applicable to all NEOs other than Mr. Wyatt in December 2023, the Committee determined to continue to emphasize the importance of maintaining appropriate levels of liquidity, including the use of alternative capital raises, by retaining these metrics in the NEO’s bonus programs for fiscal 2024 and increasing the fiscal 2024 alternative capital raises goals to further enhance our liquidity in order to grow the Company. The Committee also determined to maintain the ROAE bonus components for each NEO. However, given the Company’s improved financial performance, the Committee raised the fiscal 2024 bonus cap for Mr. Ara Hovnanian to $7 million, which is higher than his 2023 bonus cap but lower than his 2022 bonus cap. In light of his promotion, the Committee increased Mr. O’Connor’s fiscal 2024 bonus potential to align with his new position.

The Committee has discretion to reduce or eliminate the amount of any bonus amounts payable to any participant based on performance or any other factors the Committee deems appropriate. Bonus opportunities are intended to be competitive with industry-wide practices in order to retain and attract executive talent.

The following description provides detail as to the components used to determine the fiscal 2024 annual bonuses for Mr. Ara Hovnanian, Mr. O’Connor and Mr. Alexander Hovnanian, namely (1) ROAE, (2) Pre-tax Profit, (3) Liquidity Balances and (4) Alternative Capital Raises, each as defined below. For additional context as to the Committee’s approach to setting the Company’s compensation programs, see also the above discussion under “Compensation Philosophy and Objectives.” Due to the large percentage of long-term compensation paid in the form of stock pursuant to PSUs and the LTIP programs, all bonuses for fiscal 2024 were paid 100% in cash.

ROAE is defined as net income available to common shareholders divided by average equity (total equity at the beginning of the fiscal year and at the end of each fiscal quarter during the year divided by five). Net income used in calculating ROAE excludes: (1) expense/income recorded during the performance period from any phantom share based awards related to changes in the stock price above or below the stock price at the date of grant; (2) the impact of any items deemed by the Committee to be unusual or nonrecurring items; and (3) losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. For fiscal 2024, the Committee set rigorous ROAE goals which required the achievement of a 20% ROAE in order for the NEOs to earn their respective maximum ROAE bonuses. For reference, the average return on equity for the S&P 500 over the last 25 years was 15.97%.

“Pre-tax Profit” is defined as income (loss) before income tax expense and before income (loss) from unconsolidated joint ventures as reflected on the Company’s audited financial statements plus income (loss) before income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the twelve months ended October 31, 2024, excluding: (1) expense/income recorded during the performance period from any phantom share based awards related to changes in the stock price above or below the stock price at the date of grant; (2) the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments; and (3) gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs.

The Liquidity Balances component of the NEOs’ bonus formulas was based on the number of fiscal 2024 quarter-ends in which Liquidity Balances were at or above $200 million. “Liquidity Balances” are defined as homebuilding cash and cash equivalents plus restricted cash that collateralizes letters of credit plus the available borrowing capacity under the Company’s revolving credit facility. This element of the bonus calculation directly correlates with the Company’s strategic goal of enhancing our liquidity in order to grow the Company in light of our challenges accessing the capital markets.

The Alternative Capital Raises component of the NEOs’ bonus formulas measured amounts raised by the Company or its unconsolidated joint ventures from alternative capital sources as determined by the Committee (including, but not limited to, financing by joint ventures, land banking transactions and non-recourse debt, but excluding SEC registered and 144A debt financing transactions) that were closed during fiscal 2024. This element of the bonus calculation directly correlates with the Company’s strategic goal of enhancing our liquidity through innovative sources of additional capital in order to grow the Company in light of our challenges accessing the capital markets.

The bonus formulas for Mr. Ara Hovnanian,
Mr. O’Connor and Mr. Alexander Hovnanian
are illustrated by the following tables.

	Mr. Ara Hovnanian Bonus*	Mr. O’Connor Bonus**	Mr. Alexander Hovnanian Bonus**
ROAE
	Percentage of Pre-tax Profit	Percentage of Base Salary	Percentage of Base Salary

0.00% or less	0.00%	0.00%	0.00%
5.00%	1.00%	20.00%	20.00%
10.00%	1.25%	40.00%	40.00%
15.00%	1.50%	80.00%	80.00%
20.00% or more	2.00%	100.00%	100.00%

Plus

Number of Fiscal 2024 Quarter-Ends	Mr. Ara Hovnanian Bonus*	Mr. O’Connor Bonus**	Mr. Alexander Hovnanian Bonus**

with Liquidity Balances at or Above $200 million	thousands	thousands	thousands

1	$0.0	$0.0	$0.0
2	$700.0	$125.0	$125.0
3	$1,050.0	$175.0	$175.0
4	$1,400.0	$225.0	$225.0

Plus

Alternative Capital Raises Closed During Fiscal 2024	Mr. Ara Hovnanian Bonus*	Mr. O’Connor Bonus**	Mr. Alexander Hovnanian Bonus**

millions	thousands	thousands	thousands

$150.0 or less	$0.0	$0.0	$0.0
$175.0	$700.0	$125.0	$125.0
$200.0	$1,050.0	$175.0	$175.0
$250.0 or more	$1,400.0	$225.0	$225.0

*Mr. Ara Hovnanian’s bonus is interpolated on a linear basis between the points shown in the table and subject to an overall cap of $7 million.

**The bonuses for Mr. O’Connor and Mr. Alexander Hovnanian are interpolated on a linear basis between the points shown in the table.

For fiscal 2024, the Company achieved the maximum performance levels for ROAE, Liquidity Balances and Alternative Capital Raises. Specifically, fiscal 2024 ROAE, Pre-tax Profit and Alternative Capital Raises as defined under the bonus formulas for the NEOs were 34.6%, $350.4 million and $574.3 million, respectively, and Liquidity Balances were above $200 million for all four fiscal quarter-ends. Based on the above bonus formulas, Mr. Ara Hovnanian would have earned a cash bonus of $9,807,009 in the absence of the fiscal 2024 bonus cap. As a result of the application of the fiscal 2024 bonus cap, Mr. Ara Hovnanian earned $7,000,000, while Mr. O’Connor and Mr. Alexander Hovnanian earned cash bonuses equal to $1,050,000 and $1,050,000, respectively, which represented their maximum potential bonuses.

The following description provides detail as to the components used to determine the fiscal 2024 annual bonus for Mr. Wyatt who serves as President of the East Group, a division of the Company which operates in Delaware, Florida, Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Virginia and West Virginia. Mr. Wyatt’s bonus was based on the financial results of the East Group, since he was directly responsible for growing and maximizing the profits of the East Group. Mr. Wyatt’s bonus formula for fiscal 2024 provided for a bonus award equal to a percentage of (1) East Group Pre-Tax Profit based on achieving targeted levels of East Group Return on Inventory plus (2) a percentage of his base salary based on achieving targeted levels of East Group Customer Satisfaction plus (3) a percentage of his base salary based on achieving targeted levels of East Group Mortgage Capture, as illustrated by the table below.

Return on Inventory is defined as Pre-Tax Profit divided by the average inventory balance of the East Group.

Pre-Tax Profit for this purpose is defined as the profit for the East Group reflecting joint ventures as wholly- owned after profit sharing accrual and the allocation of all applicable business unit overhead(s), plus, if applicable, the allocable portion of title profits for the East Group after profit sharing accrual and all applicable overheads of the title company and $1,500 per home closed through K. Hovnanian Mortgage. In addition, for Fiscal Year 2024, Pre-tax Profit included $600 for each home that closed in the East Group and generated the $1,000 Department of Energy (“DOE”) Zero Energy Ready Home (ZERH) Multi-Family tax credit, $1,500 for each home that closed in the East Group and generated the $2,500 ENERGY STAR tax credit and $3,000 for each home that closed in the East Group and generated the $5,000 ZERH Single Family tax credit.

Average Inventory Balance for this purpose is calculated as the average balance in the inventory accounts utilizing the last day ending balances of these accounts for each of the five consecutive fiscal quarters ending with the last quarter of the fiscal year.

Customer Satisfaction is based on the average score for the “How likely would you be to recommend K. Hovnanian Homes to family and friends” question on the 45/60 day survey or its successor. It is evaluated quarterly based on the higher of the previous quarter’s results or the available cumulative results beginning August 1st of the previous fiscal year.

Mortgage Capture is calculated based on all closings net of cash sales and Mt. Laurel obligations. In addition, certain denied or specialty loans that K. Hovnanian Mortgage cannot offer may be excluded from the capture rate provided that K. Hovnanian Mortgage’s conditions for backing out denied/specialty loans are met.

The bonus formula for Mr. Wyatt is

illustrated by the following tables.

Mr. Wyatt*

East Group Return on Inventory	Mr. Wyatt Bonus

0.00 – 10.00%	1.25% of East Group Pre-tax Profit
15.00%	1.50% of East Group Pre-tax Profit
20.00%	1.75% of East Group Pre-tax Profit
25.00% or more	2.00% of East Group Pre-tax Profit

Plus

East Group Customer Satisfaction	Mr. Wyatt Bonus

85.00%	10.00% of base salary
88.00%	20.00% of base salary
91.00% or more	30.00% of base salary

Plus

East Group Mortgage Capture	Mr. Wyatt Bonus

80.00%	5.00% of base salary
82.50%	10.00% of base salary
85.00% or more	15.00% of base salary

*The bonus is interpolated on a linear basis between the points shown in the tables, provided that if East Group Return on Inventory is zero or lower, the portion of the bonus award for Customer Satisfaction and Mortgage Capture will be reduced to 50% of the bonus amounts for those categories listed above.

Fiscal 2024 East Group Return on Inventory was 32.36%, East Group Pre -tax Profit was $274.2 million, East Group Customer Satisfaction was 87.10% and East Group Mortgage Capture was 92.85%. As a result, Mr. Wyatt earned a cash bonus equal to $5,676,461.

Discretionary Bonuses

The Committee has the authority to make discretionary bonus awards, which it considers under special circumstances, including exceptional contributions not reflected in the regular bonus measures, new hire sign-on bonuses and retention rewards. No discretionary bonus awards were granted to the NEOs in fiscal 2024.

STOCK GRANTS

The Committee may make grants of stock options, stock appreciation rights, MSUs, PSUs, restricted stock and RSUs, unrestricted shares of stock or stock-based awards settled in cash. In fiscal 2024, the Committee awarded PSUs to the NEOs.

Equity awards are intended to establish a strong commitment to maintain employment with the Company and to focus on creating long-term shareholder value. Because the ultimate value received by equity award recipients is directly tied to the Company’s stock price, such awards serve to link the interests of management and shareholders and to motivate executive officers to make decisions that will increase the long-term total return to shareholders. Certain of the equity awards also include financial performance conditions, which are intended to incentivize recipients to direct the Company to achieve specified financial performance goals. Additionally, grants under the Third Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “Existing Plan”) include vesting and termination provisions that the Committee believes will encourage equity award recipients to remain long-term employees of the Company.

The Committee ultimately approves the size of the grants taking into account the recommendations of the CEO (other than for his own grant) and other criteria as determined by the Committee. The Committee considers the grant date value of awards as well as the number of shares to ensure that a significant portion of NEO compensation is tied to the Company’s stock price performance and shareholder value creation. The Committee will continue to determine the appropriate mix of equity and other award types based on the objectives of the compensation program, the Company’s business needs, the potential dilution impact and the pool of shares remaining available for grant under the Company’s shareholder-approved incentive plans.

Fiscal 2024 Equity Awards

In determining the fiscal 2024 equity awards for the NEOs, the Committee considered, without giving specific weight to any one factor, then-available information on Peer Group equity awards for the NEOs, the anticipated changes in equity award values across industries, the Company’s available share pool and the potential impact on shareholder dilution, the Company’s stock performance, the historical equity awards provided to each NEO, the desire to retain the employment of each NEO and the desire to continue to link a substantial portion of each NEO’s compensation with future Company performance. As previously discussed, the Committee’s outside compensation consultant, FW Cook, also assisted the Committee with respect to its review of the Company’s compensation program for the CEO and other NEOs, including its equity awards.

All equity awards granted to NEOs in fiscal 2024 were made in the form of rights to receive shares of Class A Common Stock, except for the awards to Mr. Ara Hovnanian and Mr. Alexander Hovnanian, each of whom received equity awards in the form of rights to receive shares of Class B Common Stock. In making such determination for Messrs. Hovnanian, the Committee discussed the various reasons for making awards in Class B Common Stock and considered and evaluated the feedback gathered over time and reported to the Committee by senior human resources personnel about the diligence review thereof, which included discussions with the Company’s senior management and other associates and external parties, such as significant capital providers and joint venture partners and important suppliers and contractors with whom the Company continues to have significant business relationships. Such parties expressed that Hovnanian generational family ownership and control has high value in that it fosters strong engagement and it continues to be important to the Company’s business dealings and relationships and to attracting and retaining current and prospective employees. The Committee also reviewed an independent analysis and valuation of what premium or discount, if any, a share of Class B Common Stock would have relative to a share of Class A Common Stock, taking into account selected transactions and companies offering dual-class stock. Such analysis found, on average, no premium associated with high voting stock even when such stock retained its high vote status upon a sale, which is in contrast to Class B Common Stock which must be converted to Class A Common Stock upon a sale.

After such discussion and review and analysis thereof, the Committee determined that the value to Messrs. Hovnanian of receiving Class B Common Stock was equal to the value if they had received Class A Common Stock and that making their equity awards in the form of rights to receive shares of Class B Common Stock best served the Company’s and its shareholders’ interests by promoting continuity of direction and management and stability in the Company’s business and employee relationships through Hovnanian generational family ownership and control, which has been and continues to be critical to the growth and success of the Company. There was a less than 4.0% and 0.2% change in the percentage of Hovnanian shareholder votes controlled by Mr. Ara Hovnanian and Mr. Alexander Hovnanian, respectively, caused by the later of vesting or delivery, in fiscal 2024, of Class B Hovnanian Common Stock awards.

The Committee decided to award PSUs to the NEOs in fiscal 2024 because it believes PSUs provide a clear linkage to shareholder value creation and balance retention and performance objectives. Of the PSUs awarded to the NEOs in fiscal 2024, half of the PSUs were tied to absolute EBIT levels, and the other half of the PSUs were tied to absolute EBIT Return on Investment levels as further discussed below. The absolute EBIT metric was chosen because the Committee determined that it supports the Company’s strategic goal of improving profitability and interest coverage. The absolute EBIT Return on Investment metric was chosen because the Committee determined that it measures pure operating performance. If the performance conditions are met, the earned PSUs vest on the third anniversary of the grant date. The earned PSUs are further subject to a mandatory two-year post-vesting delayed delivery such that the PSU awards will not be completely distributed until five years following the grant date, or June 14, 2029.

Mr. Ara Hovnanian:

In fiscal 2024, Mr. Ara Hovnanian received 19,086 target PSUs with a grant date fair value of $2,274,096 compared to 31,202 target PSUs in fiscal 2023 with a grant date fair value of $2,274,002.

Mr. O’Connor:

In fiscal 2024, Mr. O’Connor received 4,616 target PSUs with a grant date fair value of $549,996 compared to 2,882 target PSUs in fiscal 2023 with a grant date fair value of $210,040.

Mr. Wyatt:

In fiscal 2024, Mr. Wyatt received 1,176 target PSUs with a grant date fair value of $140,120.

Mr. Alexander Hovnanian:

In fiscal 2024, Mr. Alexander Hovnanian received 4,616 target PSUs with a grant date fair value of $549,996.

The number of PSUs tied to absolute EBIT levels which become earned PSUs shall equal the product of the target number of PSUs multiplied by the applicable Performance Multiplier set forth below. For this purpose, “EBIT” shall mean (1) income (loss) before interest and income tax expense during the performance period as reflected on the Company’s financial statements for such performance period; (2) minus the Company’s share of unconsolidated joint venture income (loss) as reflected on the Company’s financial statements; and (3) plus income (loss) before interest and income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the twelve months ending April 30, 2025, excluding: (a) expense/income recorded during the performance period from any phantom share based awards related to changes in the stock price above or below the stock price at the date of grant; (b) the impact of any items deemed by the Committee to be unusual or nonrecurring items; and (c) losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs.

EBIT for the 4 Quarters Ending April 30, 2025	Performance Multiplier*

More than 6.7% below target	50%
Target	100%
13.3% or more above target	200%

*The applicable Performance Multiplier is interpolated on a linear basis between the points shown in the table.

The number of PSUs tied to absolute EBIT Return on Investment which become earned PSUs shall equal the product of the target number of PSUs multiplied by the applicable Performance Multiplier as set forth below. “EBIT Return on Investment” shall mean the quotient resulting from dividing EBIT by Average Investment. “EBIT” shall mean income (loss) before interest and income tax expense during the performance period as reflected on the Company’s financial statements for such performance period, excluding: (1) expense/income recorded during the performance period from any phantom share based awards related to changes in the stock price above or below the stock price at the date of grant; (2) the impact of any items deemed by the Committee to be unusual or nonrecurring items; and (3) losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. “Average Investment” shall mean the average of the sum of the ending inventory, investment in unconsolidated joint ventures, investment in build for rent assets, definite life intangibles and goodwill balances from the Company’s balance sheet, excluding capitalized interest and the impact of consolidated inventory not owned, for each of the five consecutive fiscal quarters ending April 30, 2025.

EBIT Return on Investment for the 4 Quarters Ending April 30, 2025	Performance Multiplier*

More than 25% below target	50%
Target	100%
25% or more above target	200%

*The applicable Performance Multiplier is interpolated on a linear basis between the points shown in the table.

Achievement under the 2023 PSUs

In fiscal 2023, the Committee granted PSUs to the NEOs because it believes PSUs provide a clear linkage to shareholder value creation and balance retention and performance objectives. Half of the fiscal 2023 PSUs were tied to absolute EBIT levels, while the other half of the PSUs were tied to EBIT Return on Investment rank relative to the Peer Group, each as further discussed below. The absolute EBIT metric was chosen because the Committee determined that it supports the Company’s strategic goal of improving profitability and interest coverage. The relative EBIT Return on Investment metric was chosen because the Committee determined that it measures pure operating performance compared to the Peer Group on a leverage neutral basis. Earned PSUs vest on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery such that the PSU awards will not be completely distributed until five years following the grant date, or June 9, 2028.

	Target 2023 PSUs Tied to Absolute EBIT Levels	Target 2023 PSUs Tied to Relative EBIT Return on Investment Rank

Mr. Ara K. Hovnanian	15,601	15,601
Mr. Brad G. O’Connor	1,441	1,441
Mr. Michael P. Wyatt	961	961
Mr. Alexander A. Hovnanian	3,087	3,087

The number of PSUs tied to absolute EBIT levels which become earned PSUs shall equal the product of the target number of PSUs multiplied by the applicable Performance Multiplier set forth below. For a definition of “EBIT” used in relation to our 2023 PSUs please see our proxy statement relating to our 2024 annual shareholder meeting filed with the SEC on February 2, 2024.

EBIT for the 4 Quarters Ending April 30, 2024	Performance Multiplier*

$300 million or less (Threshold)	50%
$325 million (Target)	100%
$375 million or more (Maximum)	200%

* The applicable Performance Multiplier is interpolated on a linear basis between the points shown in the table.

The Company’s EBIT for the four quarters ending April 30, 2024 was $563.9 million, resulting in a payout of 200% of the target award. The earned PSUs vest on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery such that the PSU awards will not be completely distributed until five years following the grant date, or June 9, 2028.

The number of PSUs tied to EBIT Return on Investment rank relative to the Peer Group which become earned PSUs shall equal the product of the target number of PSUs multiplied by the applicable Performance Multiplier as set forth below. For a definition of “EBIT Return on Investment” used in relation to our 2023 PSUs please see our proxy statement relating to our 2024 annual shareholder meeting filed with the SEC on February 2, 2024.

Relative EBIT Return on Investment Rank Compared to Peers for Each Company’s 4 Most Recently Completed Fiscal Quarters as of April 30, 2024	Performance Multiplier*

Bottom Three (Threshold)	50%
Rank 6 (Target)	100%
Top Three (Maximum)	200%

*The applicable Performance Multiplier is interpolated on a linear basis between the points shown in the table.

Our relative EBIT Return on Investment rank compared to our Peers for each company’s four most recently completed fiscal quarters as of April 30, 2024 was the highest, resulting in a payout of 200% of the target award. The earned PSUs vest on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery such that the PSU awards will not be completely distributed until five years following the grant date, or June 9, 2028.

LONG-TERM INCENTIVE PROGRAMS

2024 Long-Term Incentive Program

The 2024 Long-Term Incentive Program (the “2024 LTIP”) is entirely performance-based and is intended to incentivize achievement of specified relative EBIT Return on Investment goals as of October 31, 2026 and specified levels of net debt to capital at October 31, 2026. The Committee chose these metrics to align and incentivize the NEOs to focus on attaining operating efficiencies and improving our bottom line and our balance sheet.

Each of the NEOs is a participant in the 2024 LTIP. Award payouts, if any, will be determined based on actual performance for the full 36-month performance period and will be subject to holding requirements, as described below. This performance period commenced on November 1, 2023 (the beginning of fiscal 2024) and will end on October 31, 2026 (that is, the performance period covers fiscal 2024, 2025 and 2026). After the performance period, the LTIP share portion of the awards remain subject to a mandatory two-year post-vesting delayed delivery such that the awards will not be completely distributed until five years after the beginning of the performance period, or October 31, 2028. The cash-settled LTIP phantom share portion of the awards will be distributed following the end of the performance period. Like PSU and other LTIP awards, in accordance with the Committee’s intentions, the payout under the 2024 LTIP will be determined based on the Company’s performance.

Award payouts, if any, will be based on a specific target multiple of each participant’s base salary in effect on January 1, 2024. Relative to the 2023 LTIP, the Committee determined to increase Mr. Ara Hovnanian’s specific target multiple of base salary for the 2024 LTIP from 1.35 to 1.75 in order to (1) account for the fact that Mr. Hovnanian had not in recent years, upon his recommendation, received an increase in base salary whereas the other NEOs have received increases in their respective base salaries consistent with the Company’s ordinary course merit-based salary and cost of living increase practices and (2) more closely align Mr. Hovnanian’s LTIP award value with peer group practices.

The following describes the target multiple of base salary and form of payout for each NEO:

	Target Multiple of Base Salary	Payout Method

Mr. Ara K. Hovnanian	1.75	50% shares/50% phantom shares
Mr. Brad G. O’Connor	0.75	50% shares/50% phantom shares
Mr. Michael P. Wyatt	0.675	50% shares/50% phantom shares
Mr. Alexander A. Hovnanian	0.75	50% shares/50% phantom shares

The Awards are reflected in the Summary Compensation Table as “Stock Awards” in fiscal 2024 even though the LTIP share portion remains subject to mandatory delayed delivery restrictions through fiscal 2028, as discussed above.

Potential award payouts range from 0% to 250% of the target award depending on performance against two metrics: (1) EBIT Return on Investment relative to the Peer Group for the four most recently completed fiscal quarters as of October 31, 2026; and (2) specified levels of net debt to capital as of October 31, 2026. For purposes of the LTIP, “EBIT Return on Investment” shall mean the quotient resulting from dividing EBIT by Average Investment. For purposes of the LTIP, “EBIT” shall mean income (loss) before interest and income tax expense during the performance period as reflected on each company’s audited financial statements for such performance period, excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs and, for Hovnanian Enterprises, Inc., excluding: (1) expense/income recorded during the Performance Period from any phantom share based awards related to changes in the stock price above or below the stock price at the date of grant and (2) the impact of any items deemed by the Committee to be unusual or nonrecurring items. “Average Investment” shall mean the average for each of the five most recently completed consecutive fiscal quarters as of October 31, 2026 of the sum of the ending inventory, investment in unconsolidated joint ventures, investment in build-for-rent assets, definite life intangibles and goodwill balances from each company’s audited balance sheet, excluding capitalized interest and the impact of consolidated inventory not owned. “Net debt to capital” shall mean the quotient resulting from (A) the result of (1) Homebuilding Debt minus (2) cash divided by (B) the result of (1) Homebuilding Debt minus (2) cash plus (3) equity from the Company’s audited financial statements as of October 31, 2026. “Homebuilding Debt” is defined as public debt plus non-recourse financing from the Company’s audited financial statements as of October 31, 2026.

Achievement under the 2022 Long-Term Incentive Program

In fiscal 2022, the Company adopted a Long-Term Incentive Program (the “2022 LTIP”) to further aid the Company in retaining key employees and to motivate them to exert their best efforts on behalf of the Company. Specifically, the 2022 LTIP was entirely performance-based and was intended to incentivize achievement of specified pre-tax profit goals as a measure of operational improvement and specified improvements in the Company’s annualized interest incurred based on outstanding homebuilding debt (“Annualized Interest Incurred”). The Committee chose these metrics to align and incentivize the NEOs to focus on gaining operating efficiencies and improving our bottom line. In particular, using annualized interest expense as a financial measure incentivizes management to work towards improvement of our balance sheet.

Each of the NEOs was a participant in the 2022 LTIP, and their award payouts were determined based on actual performance for the full 36-month performance period and subject to holding requirements as described below. This performance period commenced on November 1, 2021 (the beginning of fiscal 2022) and ended on October 31, 2024 (that is, the performance period covered fiscal 2022, 2023 and 2024). After the performance period, the awards remain subject to a mandatory two-year post-vesting delayed delivery such that the awards will not be completely distributed until five years after the beginning of the performance period, or October 31, 2026. Like PSU and other LTIP awards, in accordance with the Committee’s intentions, the payout under the 2022 LTIP was determined based on the Company’s performance.

Award payouts were based on a specific target multiple of the NEO’s base salary in effect on January 1, 2022. The following describes the target multiple of base salary and form of payout for each NEO:

	Target Multiple of Base Salary	Payout Method

Mr. Ara K. Hovnanian	1.35	100% shares
Mr. Brad G. O’Connor	0.75	100% shares
Mr. Michael P. Wyatt	0.675	100% shares
Mr. Alexander A. Hovnanian	0.675	100% shares

The Awards were reflected in the Summary Compensation Table as “Stock Awards” in fiscal 2022 for Mr. Ara Hovnanian and Mr. O’Connor even though they remain subject to mandatory delayed delivery restrictions through fiscal 2026, as discussed above.

For purposes of the 2022 LTIP, “Pre-tax Profit” is defined as income (loss) before income tax expense and before income (loss) from unconsolidated joint ventures as reflected on the Company’s audited financial statements plus income (loss) before income tax expense for the Company’s unconsolidated joint ventures as reflected on their respective financial statements for the thirty-six month period ending October 31, 2024, excluding the impact of any items deemed by the Committee to be unusual or nonrecurring items and excluding losses from land impairments and gains or losses from debt repurchases/debt retirement such as call premiums and related issuance costs. “Annualized Interest Incurred” is defined as the annualized interest due on the outstanding Homebuilding Debt as of October 31, 2024. “Homebuilding Debt” is defined as total (recourse) notes payable, including the outstanding balances at October 31, 2024 on any revolving credit agreements, and non-recourse property-specific debt, excluding accrued interest, as reflected on our consolidated audited balance sheet, less any debt that has an equity component such as debt convertible into equity, tangible equity units and/or exchangeable notes (not net debt).

The following table illustrates the percentage of the target award that would have been achieved at each performance level. Awards were interpolated on a linear basis between performance levels but were not extrapolated above the maximum performance levels listed below:

Cumulative Pre-tax Profit for Fiscal 2022 Through Fiscal 2024	Annualized Interest Incurred Based on Outstanding Homebuilding Debt at October 31, 2024

millions	$120.0 or more	$110.0	$100.0	$90.0	$80.0	$70.0	$60.0 or less

$775.0 or more	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	225% of target award	250% of target award
$650.0	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award	225% of target award
$525.0	50% of target award	75% of target award	100% of target award	125% of target award	150% of target award	175% of target award	200% of target award
$400.0	0% of target award	15% of target award	30% of target award	45% of target award	60% of target award	75% of target award	90% of target award
Less than $400.0	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award	0% of target award

For the period from fiscal 2022 through fiscal 2024, the Company achieved $1.1 billion in cumulative Pre-tax Profit, and Annualized Interest Incurred at October 31, 2024 was $98.9 million, resulting in a payout of 152.74% of the target award.

OTHER EMPLOYEE BENEFITS

The Company provides additional employee benefits that the Committee believes enhance executive safety, efficiency and time that the executive is able to devote to Company affairs.

We do not believe that special perquisites or other personal benefits should play a major role in our executive compensation program. However, some NEOs are provided one or more of the following items:

Auto allowance, including car maintenance and fuel expense;

Personal use of the Company’s automobiles and of the Company’s fractional aircraft share (limited to Messrs. Hovnanian);

Executive term life insurance;

Golf membership or country club fee reimbursement for personal use (limited to the CEO); and

Personal income tax preparation services (limited to the CEO).

There are no tax gross-ups on any of the executive perquisites. The Committee annually reviews the elements and level of executive perquisites for the NEOs. In particular, in evaluating the appropriateness of these benefits for the CEO, the Committee takes into consideration the CEO’s security, health and safety and the degree to which he is required to travel to various Company locations and business functions on a daily basis. Based on its review, the Committee has requested that the CEO use Company-provided transportation to enhance his security and the efficient use of his time.

The Company makes a matching contribution to all participants, including the NEOs, in the Company’s 401(k) plans of up to 6% of eligible employee compensation, based on tenure. The Company also makes contributions to the executive deferred compensation plan (“EDCP”) for the participating NEOs and certain other members of senior leadership of the Company to provide up to 6% of earnings, excluding equity and other long-term compensation, above the annual 401(k) limit for the calendar year, based on tenure.

Specific benefits and the incremental costs of such benefits are described in detail in the footnotes to the Summary Compensation Table. The Company does not offer any defined benefit pension plans to its employees.

5. ACTIONS for FISCAL 2025

The Committee approved a 4% base salary increase, effective December 21, 2024, for each of Messrs. O’Connor, Wyatt and Alexander Hovnanian, in line with the Company’s ordinary course merit-based salary and cost of living increase practices. Upon his recommendation, the Committee determined not to increase Mr. Ara Hovnanian’s base salary for fiscal 2025.

The Committee increased the alternative capital raises goals in the NEOs’ fiscal 2025 bonus plans to further enhance our liquidity in order to grow the Company. In addition, the Committee increased the fiscal 2025 bonus potential for Messrs. O’Connor and Alexander Hovnanian.

The Committee also adopted a new Long-Term Incentive Program (the “2025 LTIP”). Each of the NEOs will be a participant in the 2025 LTIP, and their award payouts will be determined based on the Company’s achievement of specified levels of (1) EBIT Return on Investment relative to the Peer Group for the four most recently completed fiscal quarters as of October 31, 2027 and (2) net debt to capital at October 31, 2027. At the end of the performance period, the awards, if any, which would be payable in shares of Company stock, are further subject to a mandatory two-year post-vesting delayed delivery such that the awards will not be completely distributed until November 1, 2029. The performance period for the 2025 LTIP commenced on November 1, 2024 and will end on October 31, 2027. In addition, the Committee increased the target multiple of base salary for Messrs. O’Connor and Alexander Hovnanian to one times their respective base salaries in effect on January 1, 2025.

6. TAX DEDUCTIBILITY & ACCOUNTING IMPLICATIONS

As a general matter, the Committee takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Committee also examines the accounting cost associated with the grants.

7. POLICY & PRACTICES ON GRANTING EQUITY AWARDS

In conjunction with promoting high ethical standards for the distribution of equity-based incentives, the Committee has an established practice of granting PSUs, RSUs and options for all employees on a predetermined schedule, specifically the second Friday in June (other than in limited circumstances such as newly hired or promoted employees). The Committee’s practice of setting equity award grant dates on a predetermined schedule is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that is likely to result in an increase in its stock price or delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price. Exercise prices of stock options, when granted, are generally set at, and cannot be lower than, the closing price per share of the Company’s Class A Common Stock on the NYSE on the day of grant. The Committee does not otherwise take into account material, non-public information when determining the terms of stock awards, and the Company does not time the disclosure of material, non-public information for the purposes of affecting the value of executive compensation.

During the fiscal year ended October 31, 2024, the Company did not grant stock options (or similar awards) to any NEO.

8. STOCK OWNERSHIP GUIDELINES & DELAYED DELIVERY PERIODS

STOCK OWNERSHIP GUIDELINES

The Board of Directors has adopted stock ownership guidelines, which set forth recommended minimum amounts of stock ownership, directly or beneficially, for the CEO, CFO and non-employee Directors. The Corporate Governance and Nominating Committee reviews adherence to the Company’s stock ownership guidelines on an annual basis, which guidelines are incorporated into the Company’s Governance Guidelines. The Company believes these guidelines further enhance the Company’s commitment to aligning the interests of our non-employee Directors and senior management with those of our shareholders.

Under the terms of the ownership guidelines, once the stock ownership guidelines are met, they are deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price on the NYSE.

We do not include unearned performance awards and unexercised options towards the achievement of the ownership guidelines.

SENIOR EXECUTIVE OFFICERS

The guidelines provide that the following senior executive officers of the Company are requested to achieve and maintain minimum stock ownership amounts as follows within five years after they become subject to the guidelines:

CEO: 6 times current base salary

CFO: 3 times current base salary

As of October 31, 2024, the CEO and CFO were in compliance with the guidelines.

See “Non-Employee Director Compensation” for information on the stock ownership guidelines for non-employee Directors.

MANDATORY DELAYED DELIVERY PERIOD

The Compensation Committee of the Board of Directors of the Company has adopted a policy whereby equity awards granted to the Company’s executive officers are subject to a mandatory two-year post-vesting delayed delivery period such that, even after vesting conditions for the applicable award are satisfied and the award is fully vested, delivery of the underlying shares is delayed until the second anniversary of the vesting date, other than equity awards that vest in connection with a qualified termination of employment occurring within two years following a change of control, as governed by the terms of the applicable award agreement.

INSIDER TRADING, ANTI-HEDGING AND PLEDGING POLICIES

We have adopted a securities trading policy that sets forth guidelines and restrictions governing the purchase, sale or other transactions to acquire, transfer or dispose of our securities by the Company, our directors, officers, employees, family members of our directors, officers and employees and trusts, corporations and other entities controlled by such persons, that are reasonably designed to promote compliance with insider trading laws, rules and regulations and the NYSE listing standards.

Among other things, this policy prohibits our employees and directors from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock. In addition, our employees and directors are not allowed to pledge Company stock without the consent of the Company.

EXECUTIVE COMPENSATION

1. SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years ended October 31, 2024, October 31, 2023 and October 31, 2022 of Mr. Ara K. Hovnanian and Mr. Brad G. O’Connor (the Company’s NEOs for such years), and the compensation for the fiscal year ended October 31, 2024 for Mr. Michael P. Wyatt and Mr. Alexander A. Hovnanian. These four individuals compose our named executive officers (“NEOs”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($) (1)	($)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)

Ara K. Hovnanian President, Chief Executive Officer and Chairman of the Board	2024	1,150,442	—	4,286,655	—	7,000,000	76,349	683,004	13,196,450
	2023	1,116,385	—	3,826,502	—	3,800,000	71,083	668,428	9,482,398
	2022	1,154,423	—	3,068,492	—	11,316,803	78,883	890,896	16,509,497

Brad G. O’Connor Chief Financial Officer	2024	604,615	—	1,000,008	—	1,050,000	25,395	85,409	2,765,427
	2023	488,037	—	589,626	—	500,000	22,791	185,029	1,785,483
	2022	483,650	—	503,235	—	1,430,918	21,473	106,243	2,545,519

Michael P. Wyatt Group President	2024	588,412	—	545,121	—	5,676,461	—	19,007	6,829,001

Alexander A. Hovnanian Executive Vice President, National Homebuilding Operations	2024	604,615	—	1,000,008	—	1,050,000	—	38,978	2,693,601

(1)

“Salary” Column. Reflects the prorated base salary for each fiscal year since base salary changes generally occur after the beginning of the fiscal year.

(2)

“Stock Awards” Column. For fiscal 2024, this column reflects the aggregate grant date fair value of the PSU awards and the 2024 LTIP awards granted to the NEOs based upon the probable outcome of the performance conditions as of the grant date. The PSUs included in the table above are subject to performance, and, if earned, awards are subject to vesting restrictions that extend through June 14, 2027 and a mandatory two-year post-vesting delayed delivery that extends through June 14, 2029. The 2024 LTIP awards included in the table above are subject to performance over a three-year period (fiscal 2024, 2025 and 2026), and, if earned, awards are subject to a mandatory two-year post-vesting delayed delivery that extends through the end of fiscal 2028. The grant date fair values were, in each case, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote (15) to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024. Assuming the highest level of achievement on performance awards as of the grant date, the aggregate grant date fair values of the PSUs granted in fiscal 2024 would have been $4,548,194, $1,099,993, $280,241 and $1,099,993 for Messrs. Ara Hovnanian, O’Connor, Wyatt and Alexander Hovnanian, respectively, and the aggregate grant date fair values of the 2024 LTIP awards granted in fiscal 2024 would have been $5,031,478, $1,125,174, $1,012,647 and $1,125,174 for Messrs. Ara Hovnanian, O’Connor, Wyatt and Alexander Hovnanian, respectively.

(3)

“Option Awards” Column. This column reflects the aggregate grant date fair value of stock options awarded in the fiscal year indicated.

(4)

“Non-Equity Incentive Plan Compensation” Column. This column represents the performance-based annual bonus awards described under “Regular Bonuses” above earned by the NEOs in the fiscal year indicated and the cash portion of the 2020 LTIP awards earned by Messrs. Ara Hovnanian and O’Connor in fiscal 2022.

(5)

“Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column. Represents the portions of the interest on the Company contribution amounts in the EDCP that are above the applicable federal interest rate.

(6)

“All Other Compensation” Column. This column discloses all other compensation for the fiscal year indicated, including reportable perquisites and other personal benefits.

(7)

“Total” Column. This column reflects the sum of all the columns of the Summary Compensation Table.

In addition to the perquisites and other personal benefits listed below, the NEOs received the following other compensation in fiscal 2024:

Fiscal 2024 All Other Compensation Other Than Perquisites

(Supplemental Table)

Name	Term Life Insurance Premiums	Company Contributions to the Executive’s Retirement Plan (401(k))	Company Contributions to the Executive Deferred Compensation Plan (EDCP)

	($)	($)	($) (a)

Ara K. Hovnanian	5,087	20,700	461,234
Brad G. O’Connor	1,819	20,700	45,255
Michael P. Wyatt	3,048	15,525	—
Alexander A. Hovnanian	898	20,700	—

(a)

Reflects Company contributions to the EDCP accounts of the participating NEOs to make them whole for the fact that the 401(k) plan imposes limits on compensation that may be recognized for employer contribution purposes.

For fiscal 2024, total perquisites and other personal benefits, and those that exceeded the greater of $25,000 or 10% of total perquisites and other personal benefits for each NEO, were as follows:

Name	Total Perquisites and Description		Fiscal 2024 Perquisites that Exceeded the Greater of $25,000 or 10% of Total Perquisites

	Total Fiscal 2024 Perquisites ($)	Types of Perquisites (a)	Personal Use of the Company’s Fractional Aircraft Share ($) (b)	Auto Allowance, Car Maintenance and Fuel ($) (c)	Personal Income Tax Preparation ($)

Ara K. Hovnanian	195,983	(1) (2) (d) (4) (5) (6) (7)	128,700	N/A	37,867
Brad G. O’Connor	17,635	(3) (4)	N/A	N/A	N/A
Michael P. Wyatt	434	(4)	N/A	N/A	N/A
Alexander A. Hovnanian	17,380	(1) (3) (4)	N/A	N/A	N/A

(a)

(1) Personal use of the Company’s fractional aircraft share; (2) Personal use of the Company’s automobiles; (3) Auto allowance and car maintenance and fuel expenses; (4) Company-subsidized medical premiums under grandfathered service provision and premiums for long-term disability insurance; (5) Golf/country club membership fees for personal use; (6) Personal income tax preparation; and (7) Interest paid by the Company in connection with the executive’s life insurance policy.

(b)

The incremental costs of personal use of the Company’s fractional aircraft share are calculated as the total operating costs (including trip-based management fees) directly associated with personal trips and any repositioning of the aircraft related to personal trips. Because the Company’s aircraft is predominantly used for business trips, other costs are not allocated between business and personal use.

(c)

Represents auto allowance and reimbursements for gas and maintenance for NEOs’ personal vehicles, including for the business use of their vehicles.

(d)

The incremental costs of personal use of the Company’s automobiles are calculated using the lease value method and prorated based upon the percentage of total miles driven during the fiscal year represented by personal trips.

2. GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024

The following table summarizes the potential equity and non-equity incentive plan awards that could have been or could be earned by each of the NEOs at the defined levels of “Threshold,” “Target” and “Maximum” based on the performance-based awards granted to the NEOs in fiscal 2024. We did not grant any other plan-based awards in fiscal 2024.

Each of the following columns is described in the footnotes below the table.

			Estimated Future Payouts			Estimated Future Payouts			Grant Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Value of Stock
	Type of	Grant	Plan Awards			Plan Awards			Awards
Name	Award	Date	($)			(#)			($) (5)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Ara K. Hovnanian	Bonus (1)		0	—	7,000,000
	LTIP Shares (2)	12/14/2023				0	7,796	19,490	1,006,230
	LTIP Phantom Shares (2)	12/14/2023				0	6,247	15,618	1,006,329
	PSUs (3)	6/14/2024				4,772	9,543	19,086	1,137,048
	PSUs (4)	6/14/2024				4,772	9,543	19,086	1,137,048

Brad G. O’Connor	Bonus (1)		0	590,000	1,050,000
	LTIP Shares (2)	12/14/2023				0	1,743	4,358	224,969
	LTIP Phantom Shares (2)	12/14/2023				0	1,397	3,493	225,043
	PSUs (3)	6/14/2024				1,154	2,308	4,616	274,998
	PSUs (4)	6/14/2024				1,154	2,308	4,616	274,998

Michael P. Wyatt	Bonus (1)		0	—	—
	LTIP Shares (2)	12/14/2023				0	1,569	3,923	202,511
	LTIP Phantom Shares (2)	12/14/2023				0	1,257	3,143	202,490
	PSUs (3)	6/14/2024				294	588	1,176	70,060
	PSUs (4)	6/14/2024				294	588	1,176	70,060

Alexander A. Hovnanian	Bonus (1)		0	590,000	1,050,000
	LTIP Shares (2)	12/14/2023				0	1,743	4,358	224,969
	LTIP Phantom Shares (2)	12/14/2023				0	1,397	3,493	225,043
	PSUs (3)	6/14/2024				1,154	2,308	4,616	274,998
	PSUs (4)	6/14/2024				1,154	2,308	4,616	274,998

(1)

Regular Bonuses for NEOs other than Mr. Wyatt. As described above under “Regular Bonuses” in the Compensation Discussion and Analysis, the fiscal 2024 bonus formula for the NEOs other than Mr. Wyatt was based on ROAE, Liquidity Balances and Alternative Capital Raises and subject to a cap of $7 million for the CEO. These NEOs would not earn any bonus if (1) ROAE in fiscal 2024 was zero or less, (2) Liquidity Balances were above $200 million for fewer than two fiscal 2024 quarter-ends and (3) Alternative Capital Raises in fiscal 2024 were $150 million or less. Because bonus amounts above those levels for ROAE, Liquidity Balances and Alternative Capital Raises, however, would be interpolated, $0 has been disclosed at the “threshold” level for purposes of the above table for these NEOs.

For purposes of the above table presentation, the bonus earned at the “target” level for these NEOs would be the amount that could be earned if (1) ROAE for fiscal 2024 was 10%, (2) Liquidity Balances were above $200 million for three fiscal 2024 quarter-ends and (3) Alternative Capital Raises in fiscal 2024 were $200 million. Mr. Ara Hovnanian’s bonus formula would provide for a payment of 1.25% of Pre-tax Profit and, because Pre-tax Profit was not determinable at the time the fiscal 2024 bonus formula was established, no target amount is reflected for Mr. Ara Hovnanian in the above table.

The bonus earned at the “maximum” level for these NEOs would be the amount that could be earned if (1) ROAE for fiscal 2024 was 20% or more, (2) Liquidity Balances were above $200 million for all four fiscal 2024 quarter-ends and (3) Alternative Capital Raises in fiscal 2024 were $250 million or more. Mr. Ara Hovnanian’s bonus formula would provide for a payment of 2.00% of Pre-tax Profit, which was not determinable at the time the fiscal 2024 bonus formula was established, and was subject to a cap of $7 million.

Messrs. Ara Hovnanian, O’Connor and Alexander Hovnanian achieved annual bonus awards of $7,000,000, $1,050,000 and $1,050,000, respectively, for fiscal 2024.

Regular Bonus for Mr. Wyatt. As described above under “Regular Bonuses” in the Compensation Discussion and Analysis, the fiscal 2024 bonus formula for Mr. Wyatt was based on the East Group Return on Inventory, East Group Customer Satisfaction and East Group Mortgage Capture. Mr. Wyatt would not earn any bonus if (1) East Group Return on Inventory was less than zero, (2) East Group Customer Satisfaction was below 85% and (3) East Group Mortgage Capture was below 80%. Because bonus amounts above that level in East Group Customer Satisfaction and Phoenix Group Mortgage Capture, however, would be interpolated, $0 has been disclosed at the “threshold” level for purposes of the above table for Mr. Wyatt.

For purposes of the above table presentation, the bonus earned at the “target” level for Mr. Wyatt would be the amount that could be earned if (1) East Group Return on Inventory was 15%, (2) East Group Customer Satisfaction was 88%, and (3) East Group Mortgage Capture was 82.5%. Mr. Wyatt’s East Group Return on Inventory results would provide for a payment of 1.5% of East Group Pre-tax Profit and, because East Group Pre-tax Profit was not determinable at the time the fiscal 2024 bonus formula was established, no target amount is reflected for Mr. Wyatt in the above table.

The bonus earned at the “maximum” level for Mr. Wyatt would be the amount that could be earned if (1) East Group Return on Inventory was 25% or more, (2) East Group Customer Satisfaction was 91% or more, and (3) East Group Mortgage Capture was 85% or more. Mr. Wyatt’s East Group Return on Inventory results would provide for a payment of 2.00% of East Group Pre-tax Profit and, because East Group Pre-tax Profit was not determinable at the time the fiscal 2024 bonus formula was established, no maximum amount is reflected for Mr. Wyatt in the above table.

(2)

2024 LTIP Awards. Represents each NEO’s 2024 LTIP award which is payable 50% in shares and 50% in phantom shares.

Except in the case of death, disability, a qualified retirement (as defined below) or a qualifying termination in the case of a change in control, 2024 LTIP participants who terminate prior to the end of the performance period forfeit all of their 2024 LTIP awards. In the case of death, disability or a qualified retirement following a period of employment covering at least one-third of the performance period, the participant is eligible to receive a prorated portion of their phantom share award and share award payable in October 2026 and October 2028, respectively. “Retirement” means termination of employment on or after age 60, or on or after age 58 with at least 15 years of “Service” to the Company and its subsidiaries immediately preceding such termination of employment. For this purpose, “Service” means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its subsidiaries of one or more years’ duration, unless they were succeeded by a period of non-employment with the Company and its subsidiaries of more than three years’ duration. In the event of a qualifying termination in the case of a change in control prior to the end of the performance period, the award would be deemed earned at the target level and would become immediately vested and payable to the NEO. In the event of a qualifying termination in the case of a change in control following the end of the performance period, any unpaid, earned portions of the award would become immediately vested and payable to the NEO.

(3)

PSU Awards (EBIT). Represents PSUs granted to the NEOs in fiscal 2024. Earned PSUs, if any, vest on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery. As discussed in the Compensation Discussion and Analysis, Messrs. Hovnanian’s PSU awards were granted in the form of rights to receive shares of Class B Common Stock and other NEOs’ PSU awards were granted in the form of rights to receive shares of Class A Common Stock.

(4)

PSU Awards (EBIT Return on Investment). Represents PSUs granted to the NEOs in fiscal 2024. Earned PSUs, if any, vest on the third anniversary of the grant date and are further subject to a mandatory two-year post-vesting delayed delivery. As discussed in the Compensation Discussion and Analysis, Messrs. Hovnanian’s PSU awards were granted in the form of rights to receive shares of Class B Common Stock and other NEOs’ PSU awards were granted in the form of rights to receive shares of Class A Common Stock.

(5)

“Grant Date Fair Value of Stock Awards” Column. The grant date fair value of PSU and LTIP grants were computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote (15) to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024.

3. OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END

The following table shows all unexercised stock options, unvested RSUs, unearned and/or unvested PSUs, unvested share portions of the 2021 LTIP and 2022 LTIP, unearned share portions of the 2023 LTIP and 2024 LTIP and unearned phantom share portions of the 2023 LTIP and 2024 LTIP held at the end of fiscal 2024 by the NEOs.

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer-cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

Ara K. Hovnanian	6/10/2016	10,000 (2)	—	56.75	6/9/2026	—	—	—	—
	6/8/2018	10,000 (3)	—	61.00	6/7/2028	—	—	—	—
	6/14/2019	30,000 (4)	—	9.81	6/13/2029	—	—	—	—
	3/30/2021	—	—	—	—	— (5)	— (5)	—	—
	6/10/2022	—	—	—	—	— (6)	— (6)	—	—
	6/10/2022	—	—	—	—	— (7)	— (7)	—	—
	12/15/2022	—	—	—	—	—	—	21,563 (8)	3,795,951 (8)
	12/15/2022	—	—	—	—	—	—	16,838 (9)	2,964,162 (9)
	6/9/2023	—	—	—	—	— (10)	— (10)	—	—
	6/9/2023	—	—	—	—	— (11)	— (11)	—	—
	12/14/2023	—	—	—	—	—	—	— (12)	— (12)
	12/14/2023	—	—	—	—	—	—	— (13)	— (13)
	6/14/2024	—	—	—	—	—	—	4,772 (14)	840,063 (14)
	6/14/2024	—	—	—	—	—	—	9,543 (15)	1,679,950 (15)

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer-cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

Brad G. O’Connor	6/12/2015	800	—	66.75	6/11/2025	—	—	—	—
	6/10/2016	1,000	—	42.50	6/9/2026	—	—	—	—
	6/10/2016	2,000 (16)	—	42.50	6/9/2026	—	—	—	—
	6/9/2017	500	—	56.25	6/8/2027	—	—	—	—
	6/8/2018	1,000	—	48.75	6/7/2028	—	—	—	—
	6/14/2019	1,200	—	7.85	6/13/2029	—	—	—	—
	6/12/2020	—	—	—	—	1,750 (17)	308,070 (17)	—	—
	3/30/2021	—	—	—	—	2,280 (5)	401,371 (5)	—	—
	6/10/2022	—	—	—	—	2,956 (6)	520,374 (6)	—	—
	6/10/2022	—	—	—	—	3,354 (7)	590,438 (7)	—	—
	12/15/2022	—	—	—	—	—	—	5,272 (8)	928,083 (8)
	12/15/2022	—	—	—	—	—	—	4,117 (9)	724,757 (9)
	6/9/2023	—	—	—	—	2,882 (10)	507,347 (10)	—	—
	6/9/2023	—	—	—	—	2,882 (11)	507,347 (11)	—	—
	12/14/2023	—	—	—	—	—	—	— (12)	— (12)
	12/14/2023	—	—	—	—	—	—	— (13)	— (13)
	6/14/2024	—	—	—	—	—	—	1,154 (14)	203,150 (14)
	6/14/2024	—	—	—	—	—	—	2,308 (15)	406,300 (15)

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer-cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

Michael P. Wyatt	6/9/2017	800	—	56.25	6/8/2027	—	—	—	—
	6/8/2018	250	—	48.75	6/7/2028	—	—	—	—
	6/14/2019	1,200	—	7.85	6/13/2029	—	—	—	—
	6/12/2020	—	—	—	—	1,750	308,070	—	—
	3/30/2021	—	—	—	—	2,082 (5)	366,615 (5)	—	—
	6/10/2022	—	—	—	—	2,956 (6)	520,374 (6)	—	—
	6/10/2022	—	—	—	—	3,354 (7)	590,438 (7)	—	—
	12/15/2022	—	—	—	—	—	—	4,816 (8)	847,809 (8)
	12/15/2022	—	—	—	—	—	—	3,761 (9)	662,086 (9)
	6/9/2023	—	—	—	—	1,922 (10)	338,349 (10)	—	—
	6/9/2023	—	—	—	—	1,922 (11)	338,349 (11)	—	—
	12/14/2023	—	—	—	—	—	—	— (12)	— (12)
	12/14/2023	—	—	—	—	—	—	— (13)	— (13)
	6/14/2024	—	—	—	—	—	—	294 (14)	51,756 (14)
	6/14/2024	—	—	—	—	—	—	588 (15)	103,512 (15)

		Option Awards (1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or other Rights that have not vested ($)

Alexander A. Hovnanian	7/25/2016	1,200	—	45.25	7/24/2026	—	—	—	—
	6/9/2017	600	—	56.25	6/08/2027	—	—	—	—
	6/8/2018	800	—	48.75	6/07/2028	—	—	—	—
	6/14/2019	1,000	—	7.85	6/13/2029	—	—	—	—
	6/12/2020	—	—	—	—	2,500	440,100	—	—
	3/30/2021	—	—	—	—	1,447 (5)	254,730 (5)	—	—
	6/10/2022	—	—	—	—	6,334 (6)	1,115,037 (6)	—	—
	6/10/2022	—	—	—	—	7,186 (7)	1,265,023 (7)	—	—
	12/15/2022	—	—	—	—	—	—	5,208 (8)	916,816 (8)
	12/15/2022	—	—	—	—	—	—	4,067 (9)	715,955 (9)
	6/9/2023	—	—	—	—	6,174 (10)	1,086,871 (10)	—	—
	6/9/2023	—	—	—	—	6,174 (11)	1,086,871 (11)	—	—
	12/14/2023	—	—	—	—	—	—	— (12)	— (12)
	12/14/2023	—	—	—	—	—	—	— (13)	— (13)
	6/14/2024	—	—	—	—	—	—	1,154 (14)	203,150 (14)
	6/14/2024	—	—	—	—	—	—	2,308 (15)	406,300 (15)

(1)

The options represented in the table (except as discussed in footnotes (2), (3) and (16) below) vest 25% per year beginning on the second anniversary of the date of grant. In each case, upon termination due to death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, the options, to the extent not previously vested and exercised, would become fully vested and exercisable, subject to having met the performance conditions, if any. In addition, the Company has entered into a change in control severance agreement with Mr. O’Connor that would apply to vesting and exercise of his options upon a change in control. See footnote (6) to the Potential Payments Upon Termination or Change-in-Control Table. All stock option grants were made in the form of rights to receive shares of Class A Common Stock except, as discussed in the Compensation Discussion and Analysis, for Messrs. Hovnanian, whose grants were made in the form of rights to receive shares of Class B Common Stock.

(2)

Represents stock options granted on June 10, 2016, which have an exercise price set 33 1/3% above the closing stock price on the date of grant and vested on the fourth anniversary of the grant with no acceleration upon retirement or disability.

(3)

Represents stock options granted on June 8, 2018, which have an exercise price set 25% above the closing stock price on the date of grant and vested on the fourth anniversary of the grant with no acceleration upon retirement or disability.

(4)

Represents stock options granted on June 14, 2019, which have an exercise price set 25% above the closing stock price on the date of grant and generally vest in four equal installments beginning on the second anniversary of the grant.

(5)

Represents the number and value of the shares underlying the 2021 LTIP awards granted on March 30, 2021, based on actual results that are still subject to future vesting. Because Mr. Ara Hovnanian was “retirement eligible” as of October 31, 2024 and qualified for accelerated vesting on the basis of retirement, his award is treated as being vested.

(6)

Represents the number and value of the shares underlying the PSU awards granted on June 10, 2022, that is subject to an absolute EBIT performance condition based on actual results that are still subject to future vesting. Because Mr. Ara Hovnanian was “retirement eligible” as of October 31, 2024 and qualified for accelerated vesting on the basis of retirement, his award is treated as being vested.

(7)

Represents the number and value of the shares underlying the PSU awards granted on June 10, 2022, that is subject to a relative EBIT Return on Inventory performance condition based on actual results that are still subject to future vesting. Because Mr. Ara Hovnanian was “retirement eligible” as of October 31, 2024 and qualified for accelerated vesting on the basis of retirement, his award is treated as being vested.

(8)

Represents the number and value of the shares underlying the 2023 LTIP awards granted on December 15, 2022. Because performance through the end of fiscal 2024 was between the threshold and target levels, the number of shares underlying the awards is based on target performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 31, 2024.

(9)

Represents the number and value of the shares underlying the 2023 LTIP phantom share awards granted on December 15, 2022. Because performance through the end of fiscal 2024 was between the threshold and target levels, the number of shares underlying the awards is based on target performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 31, 2024.

(10)

Represents the number and value of the shares underlying the PSU awards granted on June 9, 2023, that is subject to an absolute EBIT performance condition based on actual results that are still subject to future vesting. Because Mr. Ara Hovnanian was “retirement eligible” as of October 31, 2024 and qualified for accelerated vesting on the basis of retirement, his award is treated as being vested.

(11)

Represents the number and value of the shares underlying the PSU awards granted on June 9, 2023, that is subject to a relative EBIT Return on Investment performance condition based on actual results that are still subject to future vesting. Because Mr. Ara Hovnanian was “retirement eligible” as of October 31, 2024 and qualified for accelerated vesting on the basis of retirement, his award is treated as being vested.

(12)

Represents the number and value of the shares underlying the 2024 LTIP awards granted on December 14, 2023. Because the performance period will commence on November 1, 2025, which is after the date of this table, the number and value of shares underlying the awards are based on threshold performance. At threshold performance, no shares would be paid out to the NEOs.

(13)

Represents the number and value of the shares underlying the 2024 LTIP phantom share awards granted on December 14, 2023. Because the performance period will commence on November 1, 2025, which is after the date of this table, the number and value of shares underlying the awards are based on threshold performance. At threshold performance, no shares would be paid out to the NEOs.

(14)

Represents the number and value of the shares underlying the PSU awards granted on June 14, 2024 that is subject to an absolute EBIT performance condition. Because performance through the end of fiscal 2024 was at the threshold level, the number of shares underlying the awards is based on threshold performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 31, 2024.

(15)

Represents the number and value of the shares underlying the PSU awards granted on June 14, 2024 that is subject to an absolute EBIT Return on Investment performance condition. Because performance through the end of fiscal 2024 was between the threshold and target levels, the number of shares underlying the awards is based on target performance and the value is based on the closing trading price of the Company’s Class A Common Stock on October 31, 2024.

(16)

Represents stock options granted on June 10, 2016, which vested one-third per year beginning on the third anniversary of the date of grant.

(17)

These RSUs vest 25% per year beginning on the second anniversary of the date of grant. Upon termination due to death, disability, qualified retirement or in connection with a qualifying termination in the case of a change in control, the RSUs, to the extent not previously vested and distributed, would become fully vested and distributable. As of October 31, 2024, Mr. O’Connor was not retirement eligible and did not qualify for accelerated vesting on the basis of retirement. In addition, the Company has entered into a change in control severance agreement with Mr. O’Connor that would apply to vesting of his RSUs upon a change in control. See footnote (6) to the Potential Payments Upon Termination or Change-in-Control Table. These RSU grants were made in the form of rights to receive shares of Class A Common Stock.

4. OPTION EXERCISES & STOCK VESTED IN FISCAL 2024

The following table discloses information with respect to stock options exercised by the NEOs in fiscal 2024 and stock awards held by them that vested or are treated as having vested in fiscal 2024:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Ara K. Hovnanian	—	—	126,150	19,429,309 (2)
Brad G. O’Connor	800	36,088	14,662	2,415,060 (3)
Michael P. Wyatt	—	—	13,905	2,281,798 (4)
Alexander A. Hovnanian	—	—	16,942	2,656,638 (5)

(1)

Based on the closing trading price of the Company’s Class A Common Stock on the NYSE on the vesting date or deemed vesting date, as applicable.

(2)

Represents 62,404 shares of Class B Common Stock from his 2023 PSU award that were deemed vested in fiscal 2024 due to Mr. Hovnanian’s retirement eligibility but will not be delivered until future years plus 36,000 shares of Class B Common Stock from his June 14, 2019 MSU grants that vested on June 14, 2024 and 27,746 shares of Class B Common Stock from his 2022 LTIP award that vested on October 31, 2024.

(3)

Represents 4,136 shares of Class A Common Stock from his June 11, 2021 PSU grants that vested on June 11, 2024, 1,750 shares of Class A Common Stock from his June 12, 2020 RSU grant that vested on June 12, 2024, and 2,285 and 6,491 shares of Class A Common Stock from his 2021 LTIP and 2022 LTIP awards, respectively, that vested on October 31, 2024.

(4)

Represents 4,136 shares of Class A Common Stock from his June 11, 2021 PSU grants that vested on June 11, 2024, 1,750 shares of Class A Common Stock from his June 12, 2020 RSU grant that vested on June 12, 2024, and 2,088 and 5,931 shares of Class A Common Stock from his 2021 LTIP and 2022 LTIP awards, respectively, that vested on October 31, 2024.

(5)

Represents 8,864 shares of Class B Common Stock from his June 11, 2021 PSU grants that vested on June 11, 2024, 2,500 shares of Class B Common Stock from his June 12, 2020 RSU grant that vested on June 12, 2024, and 1,453 and 4,125 shares of Class B Common Stock from his 2021 LTIP and 2022 LTIP awards, respectively, that vested on October 31, 2024.

5. NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2024

The following table provides a summary of the NEOs’ nonqualified deferred compensation during fiscal 2024.

Name	Type	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)

Ara K. Hovnanian	EDCP	—	461,234	165,011	271,003	1,900,210
	LTI	—	14,109,589	42,139,912	13,434,898	72,137,040
Brad G. O’Connor	EDCP	—	45,255	54,875	—	619,637
	LTI	—	2,148,990	853,975	—	3,478,902
Michael P. Wyatt	EDCP	—	—	—	—	—
	LTI	—	2,015,728	791,104	—	3,241,777
Alexander A. Hovnanian	EDCP	—	—	—	—	—
	LTI	—	2,276,538	729,900	—	3,309,024

(1)

“Registrant Contributions in Last Fiscal Year” Column. This column represents, in the EDCP row for each NEO, the Company’s contributions to the EDCP accounts of the NEOs in fiscal 2024 to make them whole for the fact that the 401(k) plan imposes limits on compensation that may be recognized for employer contribution purposes. These values are also reflected in the “All Other Compensation” column of the Summary Compensation Table. See Fiscal 2024 All Other Compensation Other Than Perquisites (Supplemental Table) on page 112. In the long-term incentive (“LTI”) row for Mr. Ara Hovnanian, this column represents (1) the market value of the 2023 PSU awards that were deemed vested due to retirement eligibility but which will not be delivered until future years, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of the date the awards were deemed vested, plus (2) the market value of the 2022 LTIP award that vested on October 31, 2024, but which is subject to a mandatory two-year post-vesting delayed delivery period, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of the date the award vested. In the LTI row for Messrs. O’Connor, Wyatt and Alexander Hovnanian, this column represents (1) the market value of the 2021 PSU awards that vested on June 11, 2024, but which are subject to a mandatory two-year post-vesting delayed delivery period, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of the date the awards vested, plus (2) the market value of the portions of the 2021 LTIP and 2022 LTIP awards that vested on October 31, 2024, but which are subject to a mandatory two-year post-vesting delayed delivery period, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of the date the awards vested.

(2)

“Aggregate Earnings in Last Fiscal Year” Column. This column represents, in the EDCP row for each NEO, both realized and unrealized earnings/(losses) on the EDCP’s total account balance. The portions of these earnings above the applicable federal interest rate for Messrs. Ara Hovnanian and O’Connor were $76,349 and $25,395, respectively, which are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2024. For Mr. Ara Hovnanian, the LTI row under his name represents earnings/(losses) on the undelivered portions of the shares of Class B Common Stock underlying the share portion of his 2021 LTIP and 2020, 2021, 2022 and 2023 PSU awards and the phantom share portion of his 2019 LTIP award, which earnings/(losses) have been “realized” only to the extent of the shares delivered during fiscal 2024. For the other NEOs, the LTI row under their names represents earnings/(losses) on the undelivered portions of the shares of Class A Common Stock or Class B Common Stock, as applicable, underlying the share portion of their 2021 LTIP and 2021 PSU awards, which earnings/(losses) have been “realized” only to the extent of the shares delivered during fiscal 2024. No such earnings are considered above-market or preferential and, accordingly, are not included in the Summary Compensation Table.

(3)

“Aggregate Withdrawals/Distribution” Column. This column represents, in the EDCP row for each NEO, as applicable, the payouts or distributions to the NEOs of vested amounts of deferred compensation pursuant to their elections under the EDCP. For Mr. Ara Hovnanian, the LTI row under his name represents the value “realized” upon the delivery of cash in settlement of the phantom share portion of his 2019 LTIP award and the delivery of shares of Class B Common Stock underlying the share portion of his 2020 PSU award that had been considered vested in fiscal 2021, due to his retirement eligibility, based upon the closing trading price of the Company’s Class A Common Stock on the NYSE on the dates of delivery. For Mr. Ara Hovnanian, this row also represents the value “realized” upon the delivery of cash in settlement of the portion of the 2020 LTIP award that had been considered vested in fiscal 2022.

(4)

“Aggregate Balance at Last Fiscal Year” Column. This column represents, in the EDCP row for each NEO, the net balance of the NEOs’ EDCP accounts. The majority of such balances reflect executive and Company contributions that were included in Summary Compensation tables in previous years. In the LTI row for Mr. Ara Hovnanian, this column represents (1) the cash value of his 2020 LTIP award and the market value of his 2021 LTIP award and 2020, 2021, 2022 and 2023 PSU awards that are deemed vested due to retirement eligibility but which will not be delivered until future years, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of October 31, 2024 plus (2) the market value of his 2022 LTIP award that vested on October 31, 2024, but which is subject to a mandatory two-year post-vesting delayed delivery period, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of October 31, 2024. The grant date fair values of the share portions of the 2021 LTIP and 2022 LTIP awards that were included as compensation in the Summary Compensation Table in fiscal 2021 and fiscal 2022 were $1,814,050 and $1,552,466, respectively, based upon the probable outcome of the performance conditions on the grant date. The grant date fair value of the 2020 PSU award that was included as compensation in the Summary Compensation Table in fiscal 2020 was $1,076,588, based upon the probable outcome of the performance conditions on the grant date. The grant date fair value of the 2021 PSU award that was included as compensation in the Summary Compensation Table in fiscal 2021 was $1,516,032, based upon the probable outcome of the performance conditions on the grant date. The grant date fair value of the 2022 PSU award that was included as compensation in the Summary Compensation Table in fiscal 2022 was $1,516,026, based upon the probable outcome of the performance conditions on the grant date. The grant date fair value of 2023 PSU award that was included as compensation in the Summary Compensation Table in fiscal 2023 was $2,274,002, based upon the probable outcome of the performance conditions on the grant date. In the LTI row for Messrs. O’Connor, Wyatt and Alexander Hovnanian, this column represents the market value of their 2021 LTIP awards that vested on October 31, 2023 and October 31, 2024 and the market value of their 2021 PSU and 2022 LTIP awards that vested on June 11, 2024 and October 31, 2024, respectively, but which are subject to a mandatory two-year delayed delivery period, calculated based upon the closing market price of the Company’s Class A Common Stock on the NYSE as of October 31, 2024. The grant date fair value of the 2021 LTIP award that was included as compensation in the Summary Compensation Table in fiscal 2021 was $280,754 for Mr. O’Connor, based upon the probable outcome of the performance conditions on the grant date. The grant date fair value of the 2021 PSU award that was included as compensation in the Summary Compensation Table in fiscal 2021 was $139,962 for Mr. O’Connor, based upon the probable outcome of the performance conditions on the grant date. The grant date fair value of the 2022 LTIP award that was included as compensation in the Summary Compensation Table in fiscal 2022 was $363,205 for Mr. O’Connor, based upon the probable outcome of the performance conditions on the grant date.

Narrative to the Nonqualified Deferred Compensation for Fiscal 2024 Table

The EDCP’s total account balance is equal to the “Company Contribution Account” balance. The “Company Contribution Account” balance consists of the annual Company “make-whole” contribution amounts under the plan. During calendar years 2023 and 2024, amounts in the “Company Contribution Account” balances were credited with earnings based on the weighted average yield on the Company’s then outstanding senior secured and unsecured notes as of the preceding December 1st, or 9.5% for calendar year 2023 and 10.0% for calendar year 2024. Following a termination of employment, a participant’s account balance in the EDCP will be paid in a lump sum or in annual installments of between two to 15 years, as further set forth in the EDCP and pursuant to the terms of the participant’s elections.

6. POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table summarizes payments and benefits that would be payable to each of the NEOs in the event of his termination of employment or upon the occurrence of a change-in-control (each a “triggering event”). For purposes of this table, the effective date of the triggering event is assumed to be October 31, 2024, the last day of fiscal 2024. The table does not include any payments that are described in the “Nonqualified Deferred Compensation for Fiscal 2024” table above.

	Voluntary Termination		Involuntary Termination			Change in Control

With Involuntary
Termination
Named	With or						Other Than
Executive Officer	Without						for Cause or
	Good	Qualified	Without	With	Death or	Without	Termination with
	Reason	Retirement	Cause	Cause	Disability	Termination	Good Reason
Form of Compensation	($)	($)	($)	($)	($)	($)	($)

Ara K. Hovnanian
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—	—
Accelerated vesting of equity awards (2)	—	—	—	—	—	—	3,359,899
Accelerated vesting of LTIP awards (3)	—	—	—	—	—	—	9,232,242
Contractual disability/death payment (4)	—	—	—	—	10,000,000	—	—
Cash severance payment	—	—	—	—	—	—	—
Accrued and unpaid vacation (5)	—	—	—	—	—	—	—
TOTAL	—	—	—	—	10,000,000	—	12,592,141

	Voluntary Termination		Involuntary Termination			Change in Control

							With Involuntary
							Termination
Named	With or						Other Than
Executive Officer	Without						for Cause or
	Good	Qualified	Without	With	Death or	Without	Termination with
	Reason	Retirement	Cause	Cause	Disability	Termination	Good Reason
Form of Compensation	($)	($)	($)	($)	($)	($)	($)

Brad G. O’Connor
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—	—
Accelerated vesting of equity awards (2) (6)	—	—	—	—	2,433,577	—	3,246,178
Accelerated vesting of LTIP awards (3) (6)	—	—	—	—	401,371	—	2,606,976
Contractual disability/death payment	—	—	—	—	—	—	—
Cash severance payment (6)	—	—	—	—	—	—	1,310,389
Accrued and unpaid vacation (5)	48,594	48,594	67,055	48,594	48,594	—	48,594
TOTAL	48,594	48,594	67,055	48,594	2,883,542	—	7,212,137

	Voluntary Termination		Involuntary Termination			Change in Control

With Involuntary
Termination
Named	With or						Other Than
Executive Officer	Without						for Cause or
	Good	Qualified	Without	With	Death or	Without	Termination with
	Reason	Retirement	Cause	Cause	Disability	Termination	Good Reason
Form of Compensation	($)	($)	($)	($)	($)	($)	($)

Michael P. Wyatt
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—	—
Accelerated vesting of equity awards (2)	—	—	—	—	2,095,580	—	2,302,603
Accelerated vesting of LTIP awards (3)	—	—	—	—	366,515	—	2,373,899
Contractual disability/death payment	—	—	—	—	—	—	—
Cash severance payment	—	—	—	—	—	—	—
Accrued and unpaid vacation (5)	50,338	50,338	50,338	50,338	50,338	—	50,338
TOTAL	50,338	50,338	50,338	50,338	2,512,433	—	4,726,840

	Voluntary Termination		Involuntary Termination			Change in Control

With Involuntary
Termination
Named	With or						Other Than
Executive Officer	Without						for Cause or
	Good	Qualified	Without	With	Death or	Without	Termination with
	Reason	Retirement	Cause	Cause	Disability	Termination	Good Reason
Form of Compensation	($)	($)	($)	($)	($)	($)	($)

Alexander A. Hovnanian
Accelerated vesting of annual bonus awards (1)	—	—	—	—	—	—	—
Accelerated vesting of equity awards (2)	—	—	—	—	4,993,903	—	5,806,503
Accelerated vesting of LTIP awards (3)	—	—	—	—	254,730	—	2,440,266
Contractual disability/death payment	—	—	—	—	—	—	—
Cash severance payment	—	—	—	—	—	—	—
Accrued and unpaid vacation (5)	—	—	—	—	—	—	—
TOTAL	—	—	—	—	5,248,633	—	8,246,769

For purposes of this table presentation, consideration of the forms of compensation or additional payments or benefits to an NEO in the event of a triggering event includes:

(1)

Accelerated vesting of annual bonus awards. According to the Company’s bonus program’s policies and procedures, the fiscal 2024 regular bonus award is considered earned only if an NEO is on the payroll and employed by the Company on the date that it is scheduled to be paid. However, if an NEO’s termination were due to retirement on or after age 58, a reduction in force, position elimination, death or disability, the NEO would be eligible for a prorated payment through his termination date, less any amounts previously paid. Because Mr. Ara Hovnanian has reached age 58, any voluntary termination of his employment would be considered a qualified retirement. Any such prorated payments would be paid on the date the bonuses are regularly scheduled to be paid. All bonus amounts payable with respect to fiscal 2024 are reflected in the Summary Compensation Table and are not also included in the table above.

(2)

Accelerated vesting of equity awards. The values in this table are calculated at the closing trading price of the Company’s Class A Common Stock on October 31, 2024 ($176.04).

Stock Options and RSUs: Under circumstances other than death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, upon termination, any unvested stock options and RSUs are canceled in accordance with their respective agreements. In the event of death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, any unvested RSUs vest and are settled within 60 days, subject to delay if required under Section 409A of the Internal Revenue Code. In the event of death, disability or qualified retirement, or, for awards granted after May 2014, in connection with a qualifying termination in the case of a change in control, unvested stock options immediately become fully vested and exercisable. In the case of death prior to the vesting date, these stock options immediately become fully vested and exercisable. The “Death or Disability” column reflects the values for RSUs and stock options that have in-service time-based vesting dates after October 31, 2024, if any. The “Qualified Retirement” and “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” columns reflect the values for RSUs and stock options that have in-service time-based vesting dates after October 31, 2024, if any. Mr. Ara Hovnanian was retirement-eligible under his stock option agreements as of October 31, 2024.

PSUs: Under circumstances other than death, disability, qualified retirement or in connection with a qualifying termination in the case of a change in control, any unvested PSUs are canceled upon termination. PSUs accelerate in connection with a qualifying termination in the case of a change in control. In the event of death, disability or qualified retirement before the end of the performance period, PSUs remain outstanding until actual performance is determined following the end of the performance period and then any earned PSUs shall become vested and deliverable within 60 days after the delivery date. In the event of death, disability or qualified retirement after the end of the performance period, any previously unvested earned PSUs shall become vested and deliverable within 60 days after the delivery date. The delivery date is the date that is the earlier of (1) the second anniversary of the vesting date or (2) the second anniversary of the date of the participant’s qualified termination. Because the effective date of the triggering event is assumed to be October 31, 2024 which is before the end of the PSU performance period for the 2024 PSUs, no 2024 PSU values are included under the “Death or Disability” and “Qualified Retirement” columns and the 2024 PSU values in the “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column are based on target performance.

(3)

Accelerated vesting of LTIP awards.

2024 LTIP: Except in the case of death, disability, a qualified retirement or a qualifying termination in the case of a change in control, 2024 LTIP participants who terminate prior to the end of the performance period (October 31, 2026) forfeit all of their 2024 LTIP awards. In the case of death, disability or a qualified retirement following a period of employment covering at least one-third of the performance period, the participant is eligible to receive a prorated portion of their phantom share award and share award payable in October 2026 and October 2028, respectively. In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. Because the effective date of the triggering event is assumed to be October 31, 2024 which is before the end of the performance period, the values in the “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column are based on target performance.

2023 LTIP: Except in the case of death, disability, a qualified retirement or a qualifying termination in the case of a change in control, 2023 LTIP participants who terminate prior to the end of the performance period (October 31, 2025) forfeit all of their 2023 LTIP awards. In the case of death, disability or a qualified retirement following a period of employment covering at least one-third of the performance period, the participant is eligible to receive a prorated portion of their phantom share award and share award payable in October 2025 and October 2027, respectively. In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. Because the effective date of the triggering event is assumed to be October 31, 2024 which is before the end of the performance period, the values in the “Change in Control – With Involuntary Termination Other Than for Cause or Termination with Good Reason” column are based on target performance.

2021 LTIP: In the case of death following the end of the performance period, 2021 LTIP participants are entitled to receive the unpaid portion of the award within 75 days. In the case of disability or a qualified retirement, the participant is eligible to receive the unpaid award in accordance with the regular payout schedule. As of October 31, 2024, Mr. Ara Hovnanian was “retirement eligible” under his 2021 LTIP agreement, and his outstanding 2021 LTIP awards are considered vested. In the event the participant is involuntarily terminated without cause or the participant terminates employment for good reason, in either case, within two years following a change in control, the remaining portion of the participant’s earned award shall become fully vested and immediately payable. The values in the “Death and Disability” and “Change In Control With Involuntary Termination Other Than for Cause or Termination with Good Reason” columns include the unvested portion of Mr. O’Connor’s 2021 LTIP award based on the closing trading price of the Company’s Class A Common Stock on the NYSE on October 31, 2024 ($176.04).

(4)

Contractual disability and death payment. The Company has an agreement with Mr. Ara Hovnanian which provides that in the event of his disability or death during his employment with the Company he (or his designated beneficiary, estate or legal representative) will be entitled to receive a lump sum payment of $10 million.

(5)

Accrued and unpaid vacation. Represents accrued but unpaid vacation payable upon termination. Messrs. Hovnanian do not accrue vacation.

(6)

Change in control severance payment. The Company has entered into a change in control agreement with Mr. O’Connor. Such agreement provides that if, within two years of the occurrence of a change in control, Mr. O’Connor is involuntarily terminated other than for cause or Mr. O’Connor terminates for good reason (a material reduction in duties, title or responsibilities or any reduction in base salary), Mr. O’Connor, upon execution of the Company’s standard release, would receive a lump sum cash payment equal to one year’s annual base salary plus the average of the last three years’ bonuses and become 100% vested in all outstanding stock options, RSUs and deferred shares granted prior to the change in control, to the extent not previously vested. In addition, if the change in control occurs following the end of a LTIP performance period, the unpaid cash and stock portions of the LTIP award will continue to be paid to Mr. O’Connor on the scheduled payout dates. The amounts in the table reflect the additional payments that Mr. O’Connor would have received had a change in control occurred and his employment was terminated involuntarily other than for cause or for good reason on the last day of the fiscal year. This agreement does not provide for excise tax gross-ups.

7.	PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Ara Hovnanian, our President, Chief Executive Officer and Chairman of the Board.

For fiscal year 2024,

The median of the annual total compensation of all of our employees, other than Mr. Hovnanian, was $116,316;

Mr. Hovnanian’s total fiscal year compensation, as reported in the Total column of the 2024 Summary Compensation Table, was $13,196,450; and

Based on this information, the ratio of the annual total compensation of Mr. Hovnanian to the median of the total fiscal year compensation of all employees was estimated to be 113 to 1.

Identification of Median Employee

We selected October 31, 2024 as the date on which to determine our median employee. As of that date, we had approximately 1,907 employees. For purposes of identifying the median employee, we considered the Medicare gross wages from W-2s of all employees in the Company’s employee population, other than Mr. Hovnanian. To Medicare gross wages, we added non-taxable Section 125 “cafeteria plan” wages. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended October 31, 2024. We excluded from the ranking twenty-three employees who received no compensation during that period because they were hired on or after October 14, 2024. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2024 Summary Compensation Table with respect to each of the named executive officers.

8.	PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” as determined under SEC requirements to our CEO and to our other NEOs and certain financial performance of the Company.

Compensation actually paid does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For example, $35.5 million of the $48.3 million reported as compensation actually paid for the CEO in fiscal 2024 is related to the change in fair value of awards granted in prior years and a significant portion of the change is related to the significant increase in stock price from October 31, 2023 to October 31, 2024. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with Company’s performance, see the Compensation Discussion and Analysis.

					Value of Initial Fixed $100 Investment Based On:

Fiscal Year (1)	SCT Total Compensation for CEO	Compensation Actually Paid (2) to CEO	Average SCT Total Compensation for Other NEOs	Average Compensation Actually Paid (2) to Other NEOs	Cumulative TSR	Cumulative Peer Group TSR (3)	Net Income	Relative EBIT Return on Investment Rank vs. Peer Group (4)

2024	$13,196,450	$48,275,823	$4,096,010	$8,113,013	$554.28	$238.31	$242,000,000	Rank 1 of 10
2023	$9,482,398	$25,775,449	$3,698,952	$7,602,823	$218.77	$147.84	$205,900,000	Rank 1 of 10
2022	$16,509,497	$6,487,161	$4,951,393	$1,554,549	$126.98	$98.87	$225,500,000	Rank 1 of 10
2021	$12,478,182	$38,816,881	$3,891,574	$11,054,990	$265.30	$138.49	$607,800,000(5)	Rank 4 of 10

(1)

For each covered fiscal year, Mr. Ara Hovnanian served as our CEO. For fiscal years 2021 through 2023, Messrs. Sorsby and O’Connor served as our other NEOs. For fiscal 2024, Messrs. O’Connor, Wyatt and Alexander Hovnanian served as our other NEOs.

(2)

Amounts reported in this column are based on total compensation reported for our CEO and for other NEOs, respectively, in the Summary Compensation Table (the “SCT”) for the indicated fiscal years and adjusted as shown in the table below. Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

		SCT Total Compensation	Grant Date fair value of covered fiscal year grants as disclosed in the SCT	Year-End fair value of awards granted in covered fiscal year and unvested at covered fiscal year- end	Vest Date fair value of awards granted and vested in covered fiscal year	Change in fair value of awards granted in prior years and unvested at covered fiscal year-end	Change in fair value of awards granted in prior years and vested in covered fiscal year	Prior Year-End fair value of any awards forfeited during covered fiscal year	Compensation Actually Paid

2024	CEO	$13,196,450	-$4,286,655	$3,824,020	$0	$21,859,977	$13,682,031	$0	$48,275,823
	Other NEO Average	$4,096,010	-$848,379	$733,236	$0	$2,839,382	$1,292,764	$0	$8,113,013
2023	CEO	$9,482,398	-$3,826,502	$4,116,829	$0	$8,315,871	$7,686,853	$0	$25,775,449
	Other NEO Average	$3,698,952	-$1,228,745	$984,837	$0	$2,310,915	$1,885,762	-$48,898	$7,602,823
2022	CEO	$16,509,497	-$3,068,492	$1,725,318	$0	-$6,433,885	-$2,245,277	$0	$6,487,161
	Other NEO Average	$4,951,393	-$1,006,184	$539,213	$0	-$1,962,790	-$967,083	$0	$1,554,549
2021	CEO	$12,478,182	-$3,330,082	$2,816,242	$0	$17,177,723	$9,674,816	$0	$38,816,881
	Other NEO Average	$3,891,574	-$986,612	$832,163	$0	$4,934,364	$2,383,501	$0	$11,054,990

(3)

Peer Group Total Shareholder Return is calculated based on the Company’s Proxy Statement Peer Group that was disclosed in the Compensation, Discussion and Analysis section of the Company’s Proxy Statement for fiscal 2024, weighted based on the Peer Group’s market capitalization as of October 31, 2020. In fiscal 2024, due to the merger of M.D.C. Holdings, Inc. with Sekisui House, Ltd., the Committee determined to modify the Company’s Peer Group by removing M.D.C. Holdings, Inc. and adding Dream Finders Homes, Inc. Total shareholder return amounts assume an initial investment of $100 on October 31, 2020. Dream Finders Homes, Inc. was not publicly traded at the October 31, 2020 measurement date, and, as such, its total shareholder return was calculated for the respective measurement period based on its first day of trading, January 21, 2021.

(4)

In accordance with SEC rules, the Company is required to include in the Pay Versus Performance Table the “most important” financial performance measure (as determined by the Company) used to link compensation actually paid to our executive officers to Company performance for the most recently completed fiscal year. The Company determined that Relative EBIT Return on Investment, which is a metric included in our long-term incentive program, meets this requirement, and therefore, we have included this performance measure in the Pay Versus Performance Table. See page 94 for information regarding adjustments made to EBIT Return on Investment.

(5)

Fiscal 2021 net income included a $468,600,000 benefit reduction in our deferred tax asset valuation allowance.

The graphs below provide descriptions of the relationship between compensation actually paid (CAP) to our CEO and the average of the CAP to our other NEOs and our total shareholder return (TSR), net income and relative EBIT Return on Investment for the period indicated. In addition, the first graph below describes the relationship between Hovnanian’s TSR and our Peer Group’s TSR for the period indicated.

Compensation actually paid does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For example, $35.5 million of the $48.3 million reported as compensation actually paid for the CEO in fiscal 2024 is related to the change in fair value of awards granted in prior years and a significant portion of the change is related to the significant increase in stock price from October 31, 2023 to October 31, 2024.

Compensation Actually Paid and TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid and EBIT ROI Rank

COMPANY’S MOST IMPORTANT FINANCIAL
PERFORMANCE MEASURES

The following are the most important financial performance measures (shown in alphabetical order), as determined by the Company, that link compensation actually paid to our CEO and other NEOs to the Company’s performance for the most recently completed fiscal year.

Absolute EBIT

Absolute EBIT Return on Investment

Liquidity

NON-EMPLOYEE DIRECTOR COMPENSATION

The Committee annually reviews the compensation program for Directors who are not employees of the Company and periodically engages a consultant to conduct independent, comprehensive reviews of non-employee director compensation, including a review of director compensation for the Peer Group. After consideration of the compensation philosophy, the historical and marketplace compensation values and practices for director compensation, the anticipated director time commitments and value-added activities for fiscal 2024 and the views of the Committee’s outside compensation consultant, the Committee recommended, and the Board of Directors approved, the continuation for fiscal 2024 of the annual retainers, equity awards, meeting fees and charitable contributions at the same values as fiscal 2023.

Below is a summary of non-employee Director compensation for fiscal 2024:

Annual board cash retainer of $50,000 with an additional cash retainer of $27,500 for each committee on which a Director serves and an additional annual cash retainer of $50,000 for the Lead Director. Committee retainers are subject to proration for partial years of service.

Annual RSU award valued at $75,000 for board service plus an additional $15,000 for each committee on which a Director serves as of the grant date, in each case, based on the closing stock price on the grant date, after the application of the illiquidity discount for the mandatory two-year post-vesting delayed delivery period.

Meeting fees of $3,000 per regular quarterly board meeting, $2,000 per additional board meeting, $5,000 per regular quarterly committee meeting and $2,500 per additional committee meeting paid to those who serve on the Board and its committees and to those appointed as observers by the Board.

$15,000 annual charitable donation made by the Company in the name of each Director to the charities of the Director’s choosing.

For additional information related to non-employee Director compensation, please also refer to the “Director Compensation for Fiscal 2024” table below.

In conjunction with promoting high ethical standards for the distribution of equity-based incentives, the Committee has established the second Friday in June as the date of the annual RSU grants for all non-employee Directors of the Company (other than in limited circumstances such as newly elected Directors), which is the same as the PSU, RSU and option grant date for all employees (other than in limited circumstances such as newly hired or promoted employees). The Company’s practice of setting “fixed” equity award grant dates is designed to reduce the possibility that the Company could grant stock awards prior to the release of material, non-public information that is likely to result in an increase in its stock price or delay the grant of stock awards until after the release of material, non-public information that is likely to result in a decrease in the Company’s stock price.

The Board of Directors of the Company has adopted stock ownership guidelines, which set forth recommended minimum amounts of stock ownership, directly or beneficially, for the Company’s non-employee Directors. To further align the interests of our Board with our shareholders, in October 2020 the Board increased the ownership guideline for non-employee Directors from three times to five times the total value of their annual Board retainer. Specifically, the guidelines provide that non-employee Directors are requested to achieve and maintain stock ownership amounts that equal five times the total value of their annual retainer exclusive of any committee retainers (which represents $250,000 in total) within five years after they become subject to the guidelines upon their election to the Board. If a non-employee Director fails to achieve the required minimum ownership during the applicable five-year transition period, that person shall thereafter be required to retain 100% of shares of the Company’s common stock earned, net of taxes, until the targeted ownership level is attained. Under the policy, once the stock ownership guidelines are met, they are deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price on the NYSE. The Corporate Governance and Nominating Committee reviews adherence to the Company’s stock ownership guidelines on an annual basis. The Company believes these ownership guidelines further enhance the Company’s commitment to aligning the interests of non-employee Directors with those of its stockholders. All non-employee Directors are currently in compliance with these stock ownership guidelines.

The following table summarizes the compensation of the Company’s non-employee Directors related to their service in fiscal 2024.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Robert B. Coutts	177,000	104,971	—	—	—	15,000	296,971
Miriam Hernandez-Kakol	177,000	104,971	—	—	—	15,000	296,971
Edward A. Kangas	272,000	119,984	—	—	—	15,000	406,984
Joseph A. Marengi	222,000	119,984	—	—	—	15,000	356,984
Vincent Pagano	174,500	104,971	—	—	—	15,000	294,471
Robin Stone Sellers	174,500	104,971	—	—	—	15,000	294,471
J. Larry Sorsby	187,000	89,958	—	—	51,727	15,374	344,059

(1)
“Fees Earned or Paid in Cash” Column. The amounts in this column represent the combined value of the fiscal 2024 annual cash retainers and cash fees relating to meetings. For a full description of the annual retainers, meeting fees and share awards to non-employee Directors, see the discussion preceding this table.

(2)
“Stock Awards” Column. The amounts in these columns represent the grant date fair value of RSUs granted in fiscal 2024 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote (15) to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024. There is a mandatory two-year post-vesting delayed delivery for the RSUs granted in fiscal 2024. RSUs vest on the first anniversary of the date of grant, but if the non-employee Director ceases to be a member of the Board of Directors due to death, disability or qualified retirement, the RSUs, to the extent not previously vested and distributed, would become fully vested and deliverable within 60 days after the delivery date. The delivery date is the date that is the earlier of (1) the second anniversary of the vesting date or (2) the second anniversary of the date of the participant’s qualified termination. “Retirement” is defined as termination of a member of the Board of Directors on or after age 60 or on or after age 58 with at least 15 years of service to the Company immediately preceding such termination. All RSU grants were made in the form of rights to receive Class A Common Stock. Currently, each non-employee Director qualifies for accelerated vesting on the basis of his or her eligibility for retirement.

(3)
“Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column. Represents the portion of the interest on the Company contribution amount in the EDCP related to his former service as our Chief Financial Officer that is above the applicable federal interest rate.

(4)
“All Other Compensation” Column. Represents annual charitable gift program donations made by the Company in the name of each Director. For Mr. Sorsby, this column also includes the allocable portion of golf club membership fees for personal use.

THE AUDIT COMMITTEE

Membership, Independence and Qualifications

During the fiscal year ended October 31, 2024, Mr. Kangas, as Chairman, Mr. Coutts, Ms. Hernandez-Kakol, Mr. Marengi, Mr. Pagano and Ms. Sellers were the members of the Audit Committee. The Company’s Board of Directors has determined that each member of the Audit Committee is independent as required by both the rules of the NYSE and regulations of the SEC and has met the financial literacy requirements of the NYSE. The Company’s Board of Directors has also determined that Mr. Kangas is an “audit committee financial expert” in accordance with SEC regulations. In determining that Mr. Kangas is an “audit committee financial expert,” the Board of Directors considered his significant experience, expertise and background with regard to accounting matters, including the broad perspective brought by his experience advising clients in many diverse industries.

Responsibilities of the Audit Committee and Charter

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is governed by its Charter, which is available at www.khov.com under “Investor Relations,” “Corporate Governance,” “Highlights.”

Policies and Procedures Established by Audit Committee

In accordance with SEC regulations, the Audit Committee has established procedures for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report or to provide other audit, review or attest services. The Company’s independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the resolution of any disagreements between such firm and management regarding financial reporting.

The Audit Committee has established whistle blower procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as required by Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 of the Exchange Act. These procedures are discussed in the Company’s Code of Ethics, which is available at www.khov.com under “Investor Relations,” “Corporate Governance.”

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has also established procedures for the pre-approval of audit and permitted non-audit services provided by an independent registered public accounting firm. The Company’s “Audit and Non-Audit Services Pre-Approval Policy” (“Pre-Approval Policy”) was most recently reviewed and approved by the Audit Committee at its meeting held on September 18, 2024.

As set forth in the Pre-Approval Policy, audit services require specific approval by the Audit Committee, except for certain services that have received general pre-approval by the Audit Committee.

In accordance with the Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. Prior to establishing the list of pre-approved services, the Audit Committee determines if the Company’s independent registered public accounting firm is an effective provider of such services. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. For fiscal year 2024, there were four categories of services that received general pre-approval by the Audit Committee: Audit, Audit-Related, Tax and All Other Services, and the pre-approved dollar amount for such services may not exceed $100,000 per engagement.

The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit or permitted non-audit services to be provided by the independent registered public accounting firm, so long as decisions are presented to the full Audit Committee at its next scheduled meeting.

All of the services covered under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” below were pre-approved by the Audit Committee.

THE AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended October 31, 2024 with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles:

The overall scope and plans for such accounting firm’s audits of the Company;

Such accounting firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles;

Such accounting firm’s independence from management and the Company, including matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Accounting Oversight Board (the “PCAOB”), concerning independence and received by the Company; and

Such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and under the applicable requirements of the PCAOB, rules of the SEC and other applicable regulations.

The Audit Committee, under the Audit Committee Charter, reviews with management the Company’s annual audited financial statements and quarterly financial statements prior to their filing with the SEC. The Audit Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024.

AUDIT COMMITTEE

Edward A. Kangas, Chair
Robert B. Coutts
Miriam Hernandez-Kakol
Joseph A. Marengi
Vincent Pagano Jr.
Robin Stone Sellers

FEES PAID TO PRINCIPAL ACCOUNTANT

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP in each of fiscal 2024 and 2023 for professional services rendered for the audit of our consolidated financial statements included in our Form 10-K for the years ended October 31, 2024 and 2023, for the reviews of the unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods during fiscal 2024 and 2023, the audit of the effectiveness of the Company’s internal controls over financial reporting as of October 31, 2024 and 2023, and for services normally provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort and consent letters in connection with SEC filings and financing transactions, were $1,922,700 and $1,860,000, respectively.

Audit-Related Fees

There were no audit-related fees billed by Deloitte & Touche LLP in fiscal 2024 or 2023.

Tax Fees

The aggregate fees billed by Deloitte & Touche LLP in fiscal 2024 and 2023 for professional services rendered for tax compliance, tax advice or tax planning were $12,328 and $3,000, respectively.

All Other Fees

There were no fees billed for products and services provided by Deloitte & Touche LLP in either fiscal 2024 or 2023 other than the services described above.

PRINCIPAL ACCOUNTANT INDEPENDENCE

The Audit Committee has determined that the provision of all non-audit services performed by Deloitte & Touche LLP were compatible with maintaining the independence of such firm.

CORPORATE GOVERNANCE

The Corporate Governance and Nominating Committee is primarily responsible for reviewing the Company’s Governance Guidelines and further developing such guidelines and other policies and procedures that enhance the Company’s corporate governance.

In accordance with promoting strong corporate governance, the Company has a Code of Ethics that applies to its principal executive officer, principal financial officer, controller and all other associates of the Company, including its Directors and other officers.

The Company makes available to the public various corporate governance-related information on its public website (www.khov.com) under “Investor Relations,” “Corporate Governance” and to any shareholder who requests such information in writing. Information on the website includes the Company’s Code of Ethics, Governance Guidelines (including the Related Person Transaction Policy) and Charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors or the non-employee directors specifically by corresponding to the address below and stating to which group the correspondence is addressed. Correspondence will be discussed at the next scheduled meeting of the Board of Directors or non-Employee directors, as applicable, or as indicated by the urgency of the matter. The office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam and other such items not related to a director’s duties and responsibilities. All other relevant correspondence addressed to a director will be forwarded to that director, or if none is specified, to the Chair of the Board.

Attn: Board of Directors or Non-Employee Directors of Hovnanian Enterprises, Inc.

c/o Mr. Edward A. Kangas, Lead Independent Director & Chairman of the Audit Committee

Privileged & Confidential

Hovnanian Enterprises, Inc.

90 Matawan Road

Fifth Floor

Matawan, N.J. 07747

The Company’s independent Directors meet without management after each regularly scheduled meeting of the Board of Directors. The Lead Independent Director presides at these executive sessions by the Directors in attendance. Following the 2025 Annual Meeting, assuming the election of all the director nominees, the independent members of the Board will be: Mr. Coutts, Ms. Hernandez-Kakol, Mr. Kangas, Mr. Marengi, Mr. Pagano and Ms. Sellers. All such Directors, are “independent” in accordance with NYSE rules and as defined under the Company’s Restated Certificate of Incorporation.

In addition, associates of the Company may anonymously report concerns or complaints 24/7 via the K. Hovnanian Corporate Governance Hotline that is monitored by an independent third-party company or by following the procedure discussed in the Company’s Code of Ethics.

BOARD OVERSIGHT OF RISK MANAGEMENT

The Company is exposed to a number of risks and undertakes at least annually an Enterprise Risk Management review to identify and evaluate these risks and to develop plans to manage them effectively. The Company’s Chief Financial Officer, Mr. O’Connor, is directly responsible for the Company’s Enterprise Risk Management function and reports both to the President, Chief Executive Officer and Chairman and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with members of senior management and others. Also, from time to time, the Board of Directors discusses trends in the real estate industry with outside experts as part of its oversight responsibility.

On behalf of the Board of Directors, the Audit Committee, which includes our Lead Independent Director, Mr. Kangas, plays a key role in the oversight of the Company’s Enterprise Risk Management function. In particular, Mr. Kangas leverages his extensive experience on other public company boards and from previously leading Deloitte as its Global Chairman and CEO as part of the Audit Committee’s assessment of risks facing the Company. In that regard, the CFO meets with the Audit Committee at least four times a year to discuss the short- and long-term risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board of Directors on a regular basis to apprise them of their discussions with the CFO regarding the Company’s Enterprise Risk Management efforts. With respect to cybersecurity risk oversight, our Board of Directors has established a Cybersecurity Subcommittee of the Corporate Governance and Nominating Committee that receives updates multiple times a year from our information technology team to assess the primary cybersecurity risks facing the Company. In fiscal 2024, the Cybersecurity Subcommittee received three such updates and attended a cybersecurity tabletop exercise. The Company engages outside experts to review and advise on cybersecurity preparedness and those expert reports are shared with the subcommittee which advice is then relayed to the Board of Directors. The subcommittee also receives updates on the measures the Company is taking to mitigate such risks. These measures include required annual training and monthly phishing testing for all associates as well as ongoing educational communications throughout the year. Additional specialized training is conducted multiple times per year for our cybersecurity operations teams, including attendance at cybersecurity conferences and training seminars, breach simulation exercises and personal accreditation training. In addition to such updates, our Board of Directors and Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

In fiscal 2024, we systematically reviewed all of our incentive compensation programs for potential risk areas as well as the key enterprise risks facing the Company and concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

By design, the Company’s compensation program for executive officers does not incentivize excessive risk-taking. Our base salary component of compensation does not encourage risk-taking because it is a fixed amount. The remaining elements of executive officer compensation have the following risk-limiting characteristics:

We generally do not provide guaranteed bonuses, nor have we awarded excessively large equity grants with unlimited upside but no downside risk;

The elements of our compensation program are balanced between long-term and short-term, fixed and variable, and cash and equity awards;

We use a variety of performance measures in our short-term and long-term incentive plans;

We generally do not provide lucrative severance packages or any defined benefit pension plans;

A large portion of our compensation program is tied to long-term and sustained Company performance, our LTIP awards are earned after a multi-year performance period and certain of our LTIP and all of our PSU awards are subject to time-based vesting conditions that extend beyond the performance periods and are further subject to a mandatory two-year post-vesting delayed delivery;

Our incentive plans are not tied to formulas that could focus executives on specific short-term outcomes to the detriment of long-term results;

The Compensation Committee reserves the right to apply negative discretion to bonus amounts calculated under the bonus formulas; and

Our CEO and CFO are subject to our stock ownership and holding guidelines, discussed on page 107.

ENVIRONMENTAL, SOCIAL & GOVERNANCE (ESG) PRACTICES

OUR COMMITMENT

Hovnanian has a long history of corporate responsibility, which is deeply rooted in our heritage. We are a company that is built on dedication and purpose. At our communities and offices, this means attracting the best talent and creating the best experience for our homebuyers. Throughout the 13 states where we operate, we strive to be good neighbors and are committed to practices that have a positive impact. We believe that value creation and a commitment to ESG practices are complementary goals.

Having succeeded as a company for more than 65 years, we understand that a clear vision of what you stand for is crucial for lasting success. In 1959, our founder, Kevork S. Hovnanian established our Company on a strong value system, long before the term “corporate responsibility” was part of the conversation within board rooms.

Our commitment to ESG and corporate responsibility more broadly is evidenced by our Board’s oversight of ESG matters. In particular, our Board has tasked our Corporate Governance and Nominating Committee with responsibility for our ESG oversight. In this capacity, the Corporate Governance and Nominating Committee reviews and considers the Company’s policies and practices relating to environmental stewardship, corporate social responsibility and other public policy issues significant to the Company.

In April 2025 the Company will publish its fourth consecutive ESG Report. The purpose of our annual ESG Report is to communicate to all our stakeholders our efforts regarding corporate sustainability. Our ESG Report includes but is not limited to, information pertaining to our commitment to adhering to sound environmental principles and practices, our efforts to promote an inclusive and diverse work environment, ensuring proper safety protocols and policies and continuing our strong corporate governance practices.

Below are highlights from the Company’s 2024 ESG Report

With a focus to design and construct our communities in an environmentally sound and responsible manner, we:

Received a DOE Housing Innovation Awards for the third consecutive year. Since 2003, the DOE Housing Innovation Awards have honored the very best in innovation on the path to zero energy ready homes by recognizing energy conscious and forward-thinking builders delivering American homebuyers more efficient homes.

Received a 2024 Housing Innovation Award for Edgewood Estates which is a single-family community located in San Tan Valley, Arizona.

Our Northeast Division was given special honors at the DOE’s 2024 Housing Innovation Awards for ZERH homes at the Brooks at Freehold in Freehold, New Jersey.

Our Phoenix Division was recognized in 2024 by Salt River Project (SRP), the area’s local utility provider, at SRP’s annual Champions of Sustainability Awards. As a participant in the SRP Business Solutions™ Program, the division was recognized for outstanding achievements in electrification, energy efficiency and clean energy.

Diversity and inclusion initiatives implemented or enhanced in fiscal 2024:

The Company has both a Diversity & Inclusion Task Force as well as a Diversity & Inclusion Executive Committee. Our CEO leads the Diversity & Inclusion Executive Committee.

Our ‘Diversity Made Simple’ training was established in 2020. In fiscal 2023, this training became mandatory for all associates on an annual basis.

For associates in managerial positions, which is 21.8% of all associates, they have an additional, more extensive mandatory training concerning ‘Unconscious Bias’.

Hovnanian is a founding member of Building Talent Foundation (BTF) whose mission is to advance the education, training, and career progression of young people and people from underrepresented groups in residential construction. In fiscal 2024, we extended our partnership and financial commitment for another two years and we actively utilize BTFs Residential Construction Careers Platform JobsToBuild.

We have a diverse associate base comprised of 27.3% non-white associates. Additionally, 43.6% of our associates are women, and women represent 38.5% of all associates in manager and above positions.

We maintain a repository of nearly 500 training modules/courses to facilitate these learning sessions in both in-person and virtual settings, including mandatory diversity, preventing workplace harassment, cybersecurity and safety training courses.

To promote an inclusive work environment, our leadership team has been hosting quarterly Town Hall events the past three years. These live events have become a staple within the organization and provide all associates with an opportunity to hear about the Company’s progress and strategic initiatives, and to ask questions directly of our CEO, CFO and Group Presidents. We encourage associates to provide candid feedback and ask questions directly or anonymously, if preferred. Our leadership team is committed to answering every question received, either during the Town Hall or posted after the event on our Company intranet. With associates working across 13 states and a variety of functions, our Town Hall events play a crucial role in ensuring a shared sense of purpose and belonging at the Company. In fiscal 2024, the Company continued two additional channels for engaging associates companywide, Lunch & Learns and Coffee Chats with the goal of enhancing two-way communication within the Company. The Company facilitates the involvement of Hovnanian associates with a variety of charitable causes, community outreach programs and other philanthropic activities in local markets.

Our ESG Reports are available on the Company’s website at www.khov.com under “Investor Relations.” The information contained on or accessible through the Hovnanian website, including the Company’s ESG Report, is not considered part of this proxy statement.

LEADERSHIP STRUCTURE

From 1997 to 2009, the Company had separate individuals serving as Chairman of the Board and as Chief Executive Officer. This structure reflected the continuing strong leadership, energy and passion brought to the Board of Directors by our founder, Mr. Kevork Hovnanian, and the day-to-day management direction of the Company under Mr. Ara Hovnanian as President and CEO. Following the death of Mr. K. Hovnanian in September 2009, the Board of Directors appointed Mr. A. Hovnanian to the additional position of Chairman, believing that his many decades of service to the Company, vast industry experience and close relationship with our founder uniquely qualified him for this role. The Board of Directors believes that combining these positions under Mr. A. Hovnanian’s leadership has enabled him to carry on the tradition of a strong leader that has always marked this family-run company and to successfully navigate the Company. In the view of the Board of Directors, this leadership structure also enables the Board of Directors to better fulfill its risk oversight responsibilities, as described above under “Oversight of Risk Management.”

On June 17, 2021, the Board of Directors designated Mr. Kangas as Lead Independent Director. In his position as Lead Independent Director, Mr. Kangas serves as liaison between the Chairman and the Independent Directors; consults on meeting agenda items for the Board; has the ability to coordinate meetings of the Independent Directors; if requested by major shareholders, would make himself available for consultation and direct communication; presides at all meetings of the Board at which the Chair is not present, including executive sessions of the Independent Directors; and serves on the Strategy Committee. Mr. Kangas is also able to provide input on the design of the Board and is involved in the Board’s oversight of risks facing the Company as chair of the Audit Committee. See “Board Oversight of Risk Management” above. As Lead Independent Director, Mr. Kangas serves as the Director to whom correspondence may be directed on behalf of both the Board of Directors and the non-employee Directors, as described above under “Corporate Governance” beginning on page 150.

CERTAIN RELATIONSHIPS & RELATED TRANSACTIONS

The Board of Directors has adopted a written Related Person Transaction Policy (the “Related Person Transaction Policy”) to assist it in reviewing, approving and ratifying related person transactions and to assist the Company in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements the Company’s other policies that may apply to transactions with related persons, such as the Company’s Guidelines and Code of Ethics.

The Related Person Transaction Policy provides that all Related Person Transactions (as defined in the Related Person Transaction Policy) covered by the Related Person Transaction Policy and involving a director, director nominee, executive officer or greater than 5% shareholder or an immediate family member of any such person are prohibited, unless approved or ratified by the independent and disinterested members of the Board of Directors or the Corporate Governance and Nominating Committee. The Company’s employees, directors, director nominees, executive officers and their immediate family members are required to provide prompt and detailed notice of any purported Related Person Transaction to the Company’s Corporate Counsel or Chief Financial Officer, who in turn must promptly forward such notice and information to the Chairperson of the Board of Directors or the Corporate Governance and Nominating Committee and will advise the Corporate Governance and Nominating Committee or disinterested directors as to whether the Related Person Transaction will be required to be disclosed in applicable regulatory filings. The Company’s Corporate Counsel will document all non-reportable and reportable Related Person Transactions.

In reviewing Related Person Transactions for approval or ratification, the Corporate Governance and Nominating Committee or disinterested directors will consider the relevant facts and circumstances, including, without limitation:

the commercial reasonableness of the terms of the transaction;

the benefit and perceived benefit, or lack thereof, to the Company;

opportunity costs of alternate transactions;

the materiality and character of the Company’s and related person’s direct or indirect interest and the actual or apparent conflict of interest of the Company and related person;

whether the proposed transaction would likely impair the judgment of the related person to act in the best interest of the Company;

whether the proposed transaction includes any potential reputational risk issues that may arise as a result of, or in connection with, the proposed transaction; and

with respect to a non-employee director or nominee, whether the transaction would compromise the director’s (1) independence under the NYSE rules and the Company’s Restated Certificate of Incorporation; (2) status as a “non-employee director” under Rule 16b-3 of the Exchange Act if such non-employee director serves or will serve on the Compensation Committee; or (3) status as an independent director under Rule 10A-3 or Rule 10C-1 of the Exchange Act if such non-employee director serves or will serve on the Audit Committee or Compensation Committee, respectively.

The Corporate Governance and Nominating Committee or the disinterested directors will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the Company’s best interests and the best interests of its shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

the Company was or is to be a participant;

the amount involved exceeds $120,000; and

any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available as part of our Governance Guidelines on our website at www.khov.com under “Investor Relations,” “Corporate Governance,” “Guidelines.”

Related Person Transactions

The following transactions were reviewed, approved and ratified by the disinterested members of the Board of Directors and/or by the Corporate Governance and Nominating Committee in accordance with our Related Person Transaction Policy:

During the year ended October 31, 2024, an engineering firm owned by Tavit Najarian, a relative of Ara K. Hovnanian, our Chairman of the Board and our Chief Executive Officer, provided services to the Company totaling $1.3 million. Neither the Company nor Mr. Hovnanian has a financial interest in the relative’s company from whom the services were provided.

Carson Sorsby, the son of J. Larry Sorsby, one of our Board directors and our former Chief Financial Officer, is employed by the Company. Carson Sorsby holds the position of Account Manager in the Company’s mortgage subsidiary. For fiscal 2024, he earned commissions totaling approximately $199,237. His compensation is commensurate with that of similarly situated employees in his position.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MARCH 27, 2025

Our 2025 Proxy Statement, the Company’s Annual Report to Shareholders for the year ended October 31, 2024 (which is not deemed to be part of the official proxy soliciting materials), proxy cards and any amendments to the foregoing materials that are required to be furnished to shareholders are available online at www.proxyvote.com.

For information on how to obtain directions to the Company’s 2025 Annual Meeting, please call our Investor Relations department at 1-800-815-9680.

GENERAL

Solicitation

The solicitation of proxies is being made by our Board of Directors on our behalf primarily through the internet and by mail, but directors, officers, employees and contractors retained by us may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by us. In addition, we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

Voting

Unless otherwise directed, the persons named in the proxy card(s) intend to vote all shares represented by proxies received by them in favor of the election of the nominees to the Board of Directors of the Company named herein, in favor of the ratification of the selected independent registered public accounting firm and in favor of the compensation of the Company’s named executive officers, in each case, as recommended by the Board of Directors. All proxies will be voted as specified. The proxy will be voted on any other matters as may properly come before the meeting in accordance with the discretion of the named proxies and agents.

Each share of Class A Common Stock entitles the holder thereof to one vote, and each share of Class B Common Stock entitles the holder thereof to ten votes (except as provided below). Votes of Class A Common Stock and Class B Common Stock will be counted together without regard to class for proposals that require the affirmative vote of a majority of the votes cast by holders of the outstanding Class A Common Stock and Class B Common Stock, voting together, represented in person or by proxy at the 2025 Annual Meeting.

All votes will be certified by the Inspectors of Election. Abstentions and broker non-votes will have no effect on the vote for proposals one and three because such shares are not considered votes cast. Abstentions will have no effect on the vote for proposal two because such shares are not considered votes cast. Brokers may vote shares with respect to proposal two in the absence of client instructions, and thus there will be no broker non-votes with respect to proposal two.

Notwithstanding the foregoing, the Company’s Restated Certificate of Incorporation provides that each share of Class B Common Stock held, to the extent of the Company’s knowledge, in nominee name by a stockbroker, bank or otherwise will be entitled to only one vote per share unless the Company is satisfied that such shares have been held continuously, since the date of issuance, for the benefit or account of the same named beneficial owner of such shares (as defined in the Restated Certificate of Incorporation) or any Permitted Transferee (as defined in the Restated Certificate of Incorporation). Beneficial owners of shares of Class B Common Stock held in nominee name wishing to cast ten votes for each share of such stock must properly complete their voting instruction card, which is specially designed for beneficial owners of Class B Common Stock. The Company has also supplied nominee holders of Class B Common Stock with instructions and specially designed proxy cards to accommodate the voting of the Class B Common Stock. In accordance with the Company’s Restated Certificate of Incorporation, shares of Class B Common Stock held in nominee name will be entitled to ten votes per share only if the beneficial owner voting instruction card and the nominee proxy card relating to such shares is properly completed, mailed and received not less than three nor more than 20 business days prior to March 27, 2025. Proxy cards should be mailed to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Additional Matters

Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders, and it is not aware that others will attempt to do so. If other matters requiring the vote of shareholders properly come before the meeting and any adjournments or postponements thereof, it is the intention of the persons named in the proxy cards to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS for the
2026 ANNUAL MEETING

Matawan, New Jersey February 7, 2025	Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2026 proxy statement must submit such proposal to us at our principal executive offices to the attention of our Secretary no later than October 10, 2025.

Our Restated By-laws require timely notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not earlier than 120 days prior to the first anniversary of the 2025 Annual Meeting (November 27, 2025), but not later than 90 days prior to such anniversary date (December 27, 2025), provided, however, that in the event that the date of the 2026 Annual Meeting of Shareholders is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Our Restated By-laws have other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting.

In addition to satisfying the foregoing requirements under our Restated By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 26, 2026.

By order of the Board of Directors,

HOVNANIAN ENTERPRISES, INC.